AMENDED AND RESTATED LEASE AGREEMENT
THIS AMENDED AND RESTATED LEASE AGREEMENT AMENDS, RESTATES AND SUPERSEDES IN ITS ENTIRETY THAT CERTAIN LEASE AGREEMENT DATED DECEMBER 30, 2010, BY AND BETWEEN TENANT (AS DEFINED BELOW) AND LANDLORD (AS DEFINED BELOW).
THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made this 27th day of March, 2012, between ARE-SD REGION NO. 32, LLC, a Delaware limited liability company (“Landlord”), and ILLUMINA, INC., a Delaware corporation (“Tenant”).

Address:	5200 Illumina Way, San Diego, California

Premises:
That certain portion of the Project consisting of (i) a building containing approximately 171,340 rentable square feet (“Building 1”), (ii) a building containing approximately 159,272 rentable square feet (“Building 2”), (iii) a central plant building containing approximately 15,969 rentable square feet (referred to herein as the “Central Plant Building” or “Building 3”), (iv) that certain to be constructed office/laboratory building containing approximately 127,373 rentable square feet (“Building 4”), and (v) that certain to be constructed tenant activity center building containing approximately 23,124 rentable square feet (referred to herein as the “Activity Center” or “Building 5”). Building 1, Building 2 and the Central Plant are all as shown on Exhibit A. Building 1, Building 2, Building 3, Building 4 and Building 5 are collectively referred to herein as the “Buildings”.

Project:	The real property on which the Buildings are located together with all improvements now or in the future located thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$3.15 per rentable square foot of Building 1, Building 2, Building 3 and Building 4 per month, subject to adjustment as provided for in this Lease, plus
$77,916.67 per month for Building 5, subject to adjustment as provided for in this Lease.

Rentable Area of Premises:	497,078 rentable square feet, subject to adjustment as provided for in this Lease.

Rentable Area of Project:	497,078 rentable square feet, subject to adjustment as provided for in this Lease.
Tenant’s Share of Operating Expenses: 100%, subject to adjustment as provided for in this Lease.
Security Deposit: None
Initial Commencement Date: November 1, 2011
Bi-Annual Rent Adjustment Percentage: 6%

Base Term:	Beginning on the Initial Commencement Date and ending 240 months thereafter, subject to adjustment as provided for in Section 39 hereof.

Permitted Use:
Research and development laboratory, office and other legally permitted uses consistent with the character of the Project as a Class A office and laboratory project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:    Landlord’s Notice Address:
DEPT LA 23447    385 E. Colorado Boulevard, Suite 299
Pasadena, CA 91185-3447    Pasadena, CA 91101
Attention: Corporate Secretary
Tenant’s Notice Address:
Following Initial Commencement Date:
5200 Illumina Way
San Diego, CA 92122
Attention: General Counsel
with a copy to:
5200 Illumina Way
San Diego, CA 92122
Attention: Director of Facilities
Prior to Initial Commencement Date:
9885 Towne Center Drive
San Diego, CA 92124
Attention: General Counsel
with a copy to:
9885 Towne Center Drive
San Diego, CA 92124
Attention: Director of Facilities
The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - Premises Description	[X] EXHIBIT B - Description of Project

[X] EXHIBIT C – Initial Building 4 Premises Work Letter	[X] EXHIBIT D - Commencement Date

[X] EXHIBIT E - Rules and Regulations	[X] EXHIBIT F - Tenant’s Personal Property

[X] EXHIBIT G - Building 1 and 2 Work Letter	[X] EXHIBIT H - Project Site Plan

[X] EXHIBIT I - Expansion Building Specifications	[X] EXHIBIT J - Expansion Building Work Letter

[X] EXHIBIT K - Tenant Improvement Specifications	[X] EXHIBIT L - Form of Memorandum of Lease

[X] EXHIBIT M - Landlord’s Property	[X] EXHIBIT N - Building 5 Work Letter

[X] EXHIBIT O - Parking Structure Description	[X] EXHIBIT P - Excluded Premises Description

[X] EXHIBIT Q – Sports Courts Description	[X] EXHIBIT R – Remaining Building 4 Premises Work Letter
1.Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are designated by Landlord for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Landlord reserves the right, subject to the restrictions expressly provided for in this Lease, to reasonably modify Common Areas; provided, however, that Tenant is not precluded from accessing the Premises, the parking areas and/or otherwise having beneficial use of the Premises.
2.    Delivery; Acceptance of Premises; Commencement Date.
(a)    Buildings 1, 2 and 3. Tenant acknowledges and agrees that (i) Landlord delivered Building 1, Building 2 and Building 3 to Tenant in phases with approximately 79,962 rentable square feet having been delivered on February 1, 2011, approximately 66,221 rentable square feet having been delivered on April 1, 2011, approximately 159,272 rentable square feet having been delivered on June 1, 2011, and the final approximately 41,126 rentable square feet having been delivered on July 1, 2011, and (ii) Tenant has had continuous and uninterrupted access to such portions of Building 1, Building 2 and Building 3 following such delivery. The period commencing February 1, 2011, through the Initial Commencement Date is referred to herein as the “Early Access Period.” During the Early Access Period, Tenant constructed the Building 1 and 2 Tenant Improvements (as defined in the Building 1 and 2 Work Letter) and otherwise prepare Building 1 and Building 2 for Tenant’s use and occupancy.
The “Initial Commencement Date” occurred on November 1, 2011. Tenant commenced paying Base Rent and Operating Expenses with respect to Building 1, Building 2 and Building 3 on the Initial Commencement Date.
(b)    Building 4. Landlord shall use reasonable efforts to deliver to Tenant on or before September 30, 2012 (as such date may be extended by delays caused by Force Majeure and Tenant Delay), (i) floors 2, 3 and 4 of Building 4, containing approximately 95,434 rentable square feet (“Initial Building 4 Premises”) with Landlord’s Work in the Initial Building 4 Premises Substantially TI Completed and the first floor lobby of Building 4 substantially completed (collectively, the “Delivery Condition”), and (ii) the balance of Building 4, consisting of approximately 31,939 rentable square feet on the 1st floor of Building 4 (“Remaining Building 4 Premises”) for the construction by Tenant of the Remaining Building 4 Premises Tenant Improvements (as defined in the Remaining Building 4 Premises Work Letter). Except as provided herein, if Landlord fails to timely deliver the Initial Building 4 Premises or the Remaining Building 4 Premises, as applicable, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided below with respect to Building 4. As used in this Section 2(b), the terms “Landlord’s Work,” “Tenant Delay” and “Substantially TI Completed” shall have the meanings set forth for such terms in the Building 4 Work Letter.
The “Building 4 Commencement Date” shall be the earlier of the date that Landlord delivers Building 4 (the Initial Building 4 Premises and the Remaining Building 4 Premises) to Tenant with the Initial Building 4 Premises and the first floor lobby in the Delivery Condition or the date that Landlord could have delivered Building 4 to Tenant with the Initial Building 4 Premises and the first floor lobby in the Delivery Condition but for Tenant Delay and which shall in no event be prior to September 30, 2012. The “Remaining Building 4 Premises Rent Commencement Date” shall be June 1, 2013.
If Landlord fails to deliver Building 4 to Tenant by March 30, 2013 (as extended by delays caused by Force Majeure and Tenant Delay , the “Building 4 Outside Date”) with the Initial Building 4 Premises and first floor lobby in the Delivery Condition, Tenant shall be entitled, starting on the Building 4 Commencement Date, to occupy the Initial Building 4 Premises, without the obligation to pay Base Rent, 2 days for each day following the Building 4 Outside Date until such time as Building 4 is delivered to Tenant with the 1st floor lobby is substantially completed and the Initial Building 4 Premises in the Delivery Condition. If Landlord fails to deliver Building 4 with the Initial Building 4 Premises and the first floor lobby in the Delivery Condition to Tenant by January 7, 2014 (as extended by delays caused by Force Majeure and Tenant Delay), this Lease with respect to Building 4 only may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease with respect to the Building 4, except with respect to provisions which expressly survive termination of this Lease. If Tenant does not elect to terminate this Lease with respect to Building 4 on or before January 14, 2014 (as extended by delays caused by Tenant Delay and Force Majeure), such right to terminate this Lease respect to the Building 4 shall be waived and this Lease shall remain in full force and effect. As used in this paragraph, in no event may any “delays caused by Force Majeure” extend the date of the applicable delivery by more than 90 days in the aggregate except in the case of any matter covered by the provisions of Sections 18 and 19 hereof.
Notwithstanding anything to the contrary contained herein, Tenant acknowledges that Landlord reserves the right to reasonably modify, among other things, the site plan, building size, configuration and location within the Project of Building 4; provided, however, that such modifications do not materially and adversely impact Tenant’s use of Building 4 and associated parking at the Project, materially reduce or increase the rentable square footage of Building 4, materially and adversely affect the configuration of Building 4, and/or materially increase Tenant’s obligations under this Lease. Landlord shall request Tenant’s prior approval with respect to any changes to the location of Building 4, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)     Building 5. Landlord shall use reasonable efforts to deliver Building 5 to Tenant Substantially Completed on or before March 1, 2013 (as extended by delays caused by Force Majeure and Tenant Delay, “Target Building 5 Commencement Date”). If Landlord fails to timely deliver Building 5, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable. If Landlord fails to deliver Building 5 to Tenant by September 30, 2013 (as extended by delays caused by Force Majeure and Tenant Delay, the “Building 5 Outside Date”) Substantially Completed, Tenant shall be entitled, starting on the Building 5 Rent Commencement Date, to occupy Building 5, without the obligation to pay Base Rent, 1 day for each day following the Building 5 Outside Date until such time as Building 5 is delivered to Tenant Substantially Completed. As used in this Section 2(c), the terms ”Tenant Delay” and “Substantially Completed” shall have the meanings set forth for such terms in the Building 5 Work Letter attached to this Lease as Exhibit B. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that the actual rentable square footage of Building 5 may exceed the rentable square footage provided for in the Building 5 Entitlements (as defined in Section 39).
The “Building 5 Commencement Date” shall be the earlier of the date that Landlord delivers Building 5 to Tenant Substantially Completed or the date that Landlord could have delivered Building 5 Substantially Completed but for delays caused by Force Majeure and Tenant Delay. The “Building 5 Rent Commencement Date” shall be the date that is 30 days after the Building 5 Commencement Date.
Notwithstanding anything to the contrary contained herein, Tenant acknowledges that Landlord reserves the right to reasonably modify, among other things, the site plan, building size, configuration and location within the Project of Building 5; provided, however, that such modifications do not materially and adversely impact Tenant’s use of Building 5, materially reduce or increase the rentable square footage of Building 5, materially and adversely affect the configuration of Building 5, and/or materially increase Tenant’s obligations under this Lease. Landlord shall request Tenant’s prior approval with respect to any changes to the location of Building 5, which approval shall not be unreasonably withheld, conditioned or delayed.
(d)     Term; Acknowledgment of Commencement Date. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease (as may be extended pursuant to Section 39), and any Extension Terms which Tenant may elect pursuant to Section 40 hereof. Upon request of either Landlord or Tenant, the other party shall execute and deliver a factually correct written acknowledgment of the Initial Commencement Date, the Initial Building 4 Commencement Date, the Remaining Building 4 Commencement Date and the expiration date of the Base Term as and when such may be established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, that either party’s failure to execute and deliver such acknowledgment shall not affect the other party’s rights hereunder.
(e)    Acceptance of Premises. Except as set forth in the Building 1 and 2 Work Letter, the Initial Building 4 Premises Work Letter, the Remaining Building 4 Premises Work Letter or the Building 5 Work Letter, as applicable: (i) Tenant shall accept Building 1 and Building 2 in their condition as of delivery of Building 1 and Building 2; (ii) Tenant shall accept the Initial Building 4 Premises and the Remaining Building 4 Premises in their condition as of the Building 4 Commencement Date; (iii) Tenant shall accept Building 5 in its condition as of the delivery of Building 5; (iv) except as otherwise provided for in this Lease, the Building 1 and 2 Work Letter, Initial Building 4 Premises Work Letter, the Remaining Building 4 Premises Work Letter or the Building 5 Work Letter, Landlord shall have no obligation for any defects in the Premises; and (v) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises. Tenant shall in addition be entitled to receive the benefit of all of Landlord’s construction warranties and manufacturer's equipment warranties, if any, relating to the Premises. Any access to or occupancy of any portion of the Premises by Tenant before the commencement of the Base Term for such portion of the Premises shall be subject to all of the terms and conditions of this Lease (other than the payment of Base Rent and, except as otherwise provided for herein, Operating Expenses).
Tenant has elected, concurrently with the mutual execution and delivery of this Lease by the parties, to purchase for $1.00 the furniture, fixtures and equipment described on Exhibit M located within Building 1 and Building 2 (“Landlord’s Property”), which Tenant has accepted in its “as is” lien free condition.
Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of Landlord’s Property, the Premises or the Project, and/or the suitability of Landlord’s Property, the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that Landlord’s Property, the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein.
(f)     Continuous Access. Subject to any early access provided to Tenant hereunder, from and after (i) the Initial Commencement Date with respect to Building 1 and Building 2, (ii) the Initial Building 4 Commencement Date with respect to the Initial Building 4 Premises and the Remaining Building 4 Premises, (iii) the Building 5 Commencement Date with respect to Building 5, and (iv) the Sports Courts Commencement Date with respect to the Sports Courts, through the expiration of the Term, Tenant shall have access to the Premises 24 hours per day, 7 days per week, except in the case of emergencies, as the result of Legal Requirements, and otherwise subject to the terms of this Lease.
3.    Rent.
(a)    Base Rent. Tenant has delivered to Landlord a payment in the amount of $683,460.32 which as been applied against the Base Rent first coming due from Tenant under this Lease. Commencing on the Initial Commencement Date, Tenant shall pay full Base Rent with respect to Building 1, Building 2 and Building 3. Commencing on the Initial Building 4 Commencement Date with respect to the Initial Building 4 Premises and on the Remaining Building 4 Premises Rent Commencement Date with respect to the Remaining Building 4 Premises, Tenant shall pay Base Rent with respect to Building 4. Except as may be expressly provided for in this Lease, Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Except as may be expressly provided for in this Lease, Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder.
Notwithstanding anything to the contrary contained in this Lease, commencing on the Building 5 Rent Commencement Date and continuing thereafter on the first day of each month during the Term, Tenant shall be required to pay monthly Base Rent for Building 5 in the amount set forth on page 1 of this Lease, subject to increases as provided for in Section 4(a) hereof by the Bi-Annual Rent Adjustment Percentage on every other anniversary of the Initial Commencement Date. Notwithstanding the foregoing, the first Bi-Annual Rent Adjustment with respect to Building 5 only shall not occur until November 1, 2015. Except as may otherwise be provided in Section 40, the Base Term of the Lease with respect to Building 5 shall expire on the same day as the Base Term with respect to the original Premises.
(b)    Base Rent Abatement. Tenant shall be entitled to an abatement of a portion of the Base Rent (“Rent Abatement”) due during the Term pursuant to the schedule set forth below:

Base Rent Period During Term	Annual Base Rent Abatement
Month 1 through Month 12	$13,100,762
Month 13 through Month 24	$4,899,238
Month 25 through Month 36	$9,500,000
Month 37 through Month 48	$9,500,000
Month 49 through Month 60	$8,250,000
Month 61 through Month 72	$8,250,000
Month 73 through Month 84	$8,250,000
Month 85 through Month 96	$7,250,000
Month 97 through Month 108	$7,250,000
Month 109 through Month 120	$7,250,000
Month 121 through Month 132	$7,250,000
Month 133 through Month 144	$7,250,000

As used in the above table, Month 1 shall mean the month in which the Initial Commencement Date occurs. The Rent Abatement provided for in the schedule above shall be amortized and applied in equal installments over the applicable 12 month period. For example, for months 13 through 24, $408,269.83 shall be deducted each month from the monthly Base Rent due during such period. Notwithstanding anything the contrary contained herein, Tenant shall not, however, be entitled to the applicable Rent Abatement during any period(s) where Tenant is in material Default under this Lease.
(c)    Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of Operating Expenses, and (ii) any and all other amounts Tenant is required or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.
4.    Base Rent Adjustments.
(a)    Bi-Annual Adjustments. Base Rent shall be increased on every other anniversary of the Initial Commencement Date (i.e., the first day of the 25th month, 49th month and 61st month of the Term, etc.) (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Bi-Annual Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.
(b)    Excess Costs Allowance. Landlord shall, subject to the terms of the Building 5 Work Letter, make available to Tenant the Excess Costs Allowance (as defined in the Building 5 Work Letter). Commencing on the Building 5 Rent Commencement Date, and continuing thereafter on the first day of each month of the Base Term, Tenant shall pay to Landlord the amount necessary to fully amortize the amount of the Excess Costs Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8.5% per annum over the Base Term (“TI Rent”). The TI Rent shall be increased on each Adjustment Date by the Bi-Annual Rent Adjustment Percentage. Notwithstanding the foregoing, the first Bi-Annual Rent Adjustment with respect to TI Rent shall not occur until November 1, 2015.
5.    Operating Expense Payments. Landlord shall deliver to Tenant a reasonably detailed line item written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be reasonably revised by Landlord from time to time (but not more than twice) during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.
The term “Operating Expenses” means all actual, documented costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord, consistent with GAAP (as defined below) except as otherwise provided for herein with respect to capital expenditures, consistently applied, and fairly allocable to the applicable Lease year, including, without limitation, costs and expenses relating to the ownership, maintenance, repairs, replacements and/or operation of the Project and the Buildings, Expansion Buildings (if any), Taxes (as defined in Section 9), capital repairs and improvements amortized over the lesser of 10 years and the useful life of such capital items with interest calculated at a rate equal to the prime rate established from time to time by Wells Fargo Bank (or if Wells Fargo Bank ceases to exist or to publish such a rate, then the rate published by the largest federally chartered banking institution in California) plus 1% per annum, and if Landlord has no third party property manager, administration rent in the amount of 1.0% of Base Rent unless (x) Landlord has assumed the Common Area Maintenance Obligations (as defined in Section 13) in which case administration rent shall be increased to 1.5% of Base Rent or (y) if Landlord has assumed the Common Area Maintenance Obligations and has also assumed substantial maintenance obligations with respect to the Premises because of a Maintenance Breach (as defined in Section 13) in which case the administration rent shall be increased to 2% of Base Rent and Operating Expenses payable by Tenant pursuant to this Lease (or if Landlord has a third party property manager in no event may the cost of such third property manager exceed the costs Landlord is entitled to charge for administration rent for the performance of the same obligations if there were no third party property manager); provided, however, that Operating Expenses shall exclude only:
(a)    the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;
(b)    capital expenditures for expansion of the Project;
(c)    interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;
(d)    depreciation of the Project (except for those capital improvements, the cost of which are permitted under this Lease to be included in Operating Expenses);
(e)    advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;
(f)    legal and other expenses incurred in the negotiation or enforcement of leases;
(g)    completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;
(h)    costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;
(i)    salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project (with the costs to be prorated if such officers and employees are assigned to the Project only in part);
(j)    general organizational, administrative and overhead costs relating to maintaining Landlord‘s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;
(k)    costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of any of the Buildings;
(l)    costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);
(m)    penalties, fines or interest incurred as a result of Landlord‘s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord‘s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;
(n)    overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;
(o)    costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;
(p)    costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;
(q)    costs incurred in the sale or refinancing of the Project;
(r)    net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;
(s)    any costs incurred to remove, study, test, remediate or otherwise related to the existence of any Hazardous Materials which migrate or migrated from off-site to the Project or which Tenant can prove were in existence in the Project prior to the commencement of the Early Access Period and was of such a nature that a Governmental Authority (as defined in Section 9), if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in the Project, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto, and costs incurred with respect to Hazardous Materials, which Hazardous Materials Tenant can prove were brought onto the Project after the commencement of the Early Access Period by (i) Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), (ii) any other tenant of Landlord at the Project, or (iii) during any period where any portion of the Project is leased by Landlord to any other tenant, any third party, and is of such a nature, at that time, that a Governmental Authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that they then exist in the Project, would have then required the removal, remediation or other action with respect thereto, except and only to the extent in any case Tenant and/or the Tenant Parties have exacerbated or contributed to such Hazardous Materials conditions;
(t)    any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project;
(u)    the costs reimbursed by insurance proceeds received by Landlord;
(v)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(w)    the wages and benefits attributable to personnel above the level of vice president, asset manager and/or equivalent positions (and Landlord shall be entitled to pass through as part of the Operating Expenses the wages and benefits attributable to personnel at or below the level of vice president, asset manager and/or equivalent positions);
(x)    amount paid as ground rental for the Project by Landlord;
(y)    rentals of equipment ordinarily considered to be of a capital nature (such as elevators and HVAC systems) except if such equipment is reasonably and customarily leased either temporarily or permanently in the operation of Class A office and laboratory buildings in the San Diego area;
(z)    costs for services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(aa)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(bb)    costs of repairs directly resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties (as defined below);
(cc)    any reserves retained by Landlord;
(dd)    costs for late charges, interest or penalties due to the late payment of bills by Landlord unless Tenant fails to make any applicable payments to Landlord on the due date;
(ee)    the cost of any training or incentive programs, other than for tenant life safety information services;
(ff)    in-house legal fees;
(gg)    in-house accounting expenses, except, however, Operating Expenses shall include all costs and expenses including employee costs for bookkeeping and accounting functions related to the Project (but employee costs shall be prorated if such employees are assigned to the Project only in part);
(hh)     costs associated with material portions of the Common Areas dedicated by Landlord for the exclusive use of other tenants of the Project, except to the extent Tenant is given its pro-rata share (rentable square feet in the Premises in relation to rentable square feet in the Project) of comparable Common Areas;
(ii)    costs of signs at the Project in or on the Buildings exclusively identifying Landlord as the owner of the Project or exclusively identifying other tenants;
(jj)     to the extent applicable, electric power costs or other utility costs for which any tenant directly contracts with the local public service company;
(kk)    any entertainment, dining or travel expenses for any purpose;
(ll)    the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Project;
(mm)    costs reimbursed to Landlord under any warranty carried by Landlord for the Project, which warranties Landlord shall, as part of Operating Expenses, use commercially reasonable efforts to enforce;
(nn)    costs of tenant parties unless approved by Tenant;
(oo)    costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant (other than Tenant) at the Project;
(pp)    costs of magazine and newspaper subscriptions;
(qq)    costs of insurance deductibles in excess of commercially reasonable deductibles (based on deductibles maintained by other institutional owners of other Class A office and laboratory buildings in the University Towne Center area of San Diego);
(rr)    costs arising from any voluntary special assessment on the Building or the Project by any transit district authority or any other governmental entity having the authority to impose such voluntary assessment, unless such costs are approved by Tenant; and
(ss)    the cost of structural repairs and replacements to the foundation, load bearing walls and roof structure of the Buildings (exclusive of the roof membrane the cost of which shall be included in Operating Expenses), except for costs required (i) to comply with Legal Requirements (other than those Legal Requirements which Landlord was required to comply with as of the date of this Lease), and/or (ii) required as a result of Tenant’s Alterations or any damage caused by Tenant or any Tenant Parties.
Landlord shall credit Operating Expenses for any refund Landlord or Landlord's property manager, if any, receives for any costs, goods, services, utilities or expenditures previously included in Operating Expenses.
Landlord shall not collect Operating Expenses from Tenant or any other tenants of the Project in an amount which is in excess of 100% of the Operating Expenses actually paid by Landlord in connection with the Project, and Landlord shall make no profit from the collection of Operating Expenses. All Operating Expense costs payable by Tenant to Landlord under this Lease shall be on an actual cost basis except as otherwise provided for herein. Landlord shall equitably allocate Operating Expenses if other buildings are constructed in the Project for use by tenants other than Tenant.
Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.
The Annual Statement shall be final and binding upon Tenant unless Tenant, within 360 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 360 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses (including, if applicable, Landlord’s allocation of the Operating Expenses between the buildings at the Project if any other tenants lease space from Landlord at the Project), Landlord will provide Tenant with access to all of Landlord’s relevant books and records relating to the operation of the Project (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 4 largest in the United States or a regionally recognized independent public accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Tenant’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall credit or pay, as applicable, the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.
The square footages provided for on page 1 of this Lease with respect to Building 1, Building 2 and Building 3 shall conclusively be deemed to be the rentable square footage of Building 1, Building 2 and Building 3, respectively, and the same shall not be subject to remeasurement during the Term of this Lease.
Following the approval of the Shell Construction Drawings (as defined in the Initial Building 4 Premises Work Letter) for Building 4 by Landlord and Tenant, Landlord shall cause the rentable square footage of Building 4 to be measured by DGA Architects, or another architect or general contractor reasonably acceptable to Landlord and Tenant, in accordance with the 1996 Standard Method of Measuring Floor Area in Office Buildings for single tenant buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996). If the rentable square footage of Building 4 measured by such party deviates from the amounts specified for or attributable to Building 4 in the definitions of “Premises”, “Rentable Area of Premises” and “Rentable Area of Project” on page 1 of this Lease, then, promptly following such measurement, this Lease shall be amended so as to (i) reflect the actual rentable square footage thereof in the definitions of “Premises”, “Rentable Area of Premises” and “Rentable Area of Project”, and Building 4 shall not thereafter be subject to remeasurement. Landlord and Tenant shall each have the right to dispute such measurement provided that the disputing party delivers written notice of such dispute to the other party within 30 days after the date that Landlord notifies Tenant of the results of the measurement. If the dispute is not resolved within 30 days after either party's written notice to the other of such dispute, then such dispute shall be resolved by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association.
Following the approval of the Shell Construction Drawings (as defined in the Building 5 Work Letter) for Building 5 by Landlord and Tenant, Landlord shall cause the rentable square footage of Building 5 to be measured by DGA Architects, or another architect or general contractor reasonably acceptable to Landlord and Tenant, in accordance with the 1996 Standard Method of Measuring Floor Area in Office Buildings for single tenant buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996). If the rentable square footage of Building 5 measured by such party deviates from the amounts specified for or attributable to Building 5 in the definitions of “Premises”, “Rentable Area of Premises” and “Rentable Area of Project” on page 1 of this Lease, then, promptly following such measurement, this Lease shall be amended so as to (i) reflect the actual rentable square footage thereof in the definitions of “Premises”, “Rentable Area of Premises” and “Rentable Area of Project”, and Building 5 shall not thereafter be subject to remeasurement. The initial Base Rent payable with respect to Building 5 shall remain $77,916.67 per month notwithstanding any such change in the rentable square footage of Building pursuant to this paragraph. Landlord and Tenant shall each have the right to dispute such measurement provided that the disputing party delivers written notice of such dispute to the other party within 30 days after the date that Landlord notifies Tenant of the results of the measurement. If the dispute is not resolved within 30 days after either party's written notice to the other of such dispute, then such dispute shall be resolved by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association.
“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. If at any time during the Term any portion of the Project is leased to any third party(ies), Landlord may equitably increase or decrease Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”
6.    Intentionally Omitted.
7.    Use. The Premises shall be used solely for the Permitted Use set forth on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, the PID Permit applicable to the Project, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Landlord shall not voluntarily encumber title to the Project after the date hereof with covenants, conditions or restrictions nor amend any existing covenants, conditions or restrictions encumbering title nor grant easements or make public dedications which materially and adversely (i) affect Tenant’s use of the Premises for the Permitted Use, (ii) affect access to the Premises or the parking facilities, (iii) affect Tenant’s rights under this Lease, (iv) increase Tenant’s obligations under this Lease, and (v) decrease Tenant’s rights under this Lease. Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority having jurisdiction to be a violation of a Legal Requirement; provided, however, that Tenant may continue the use in question if Tenant is contesting the same with the applicable Governmental Authority and Tenant is permitted under Legal Requirements to continue the use in question while the matter is being contested. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. If at any time during the Term any portion of the Project is leased to any third party(ies), Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which exceeds the structural capacity of the applicable floor within the Premises. Tenant shall not, without the prior written consent of Landlord which shall not be unreasonably withheld, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.
Tenant shall, at its sole expense, make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s particular use or occupancy of the Premises; provided, however, that if as a matter of law Tenant is entitled to not implement or delay implementation of an applicable Legal Requirement Tenant may not implement or delay such implementation for as long as legally permitted. Except as provided for in the preceding sentence, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) or at Tenant’s expenses (to the extent such Legal Requirement is applicable solely by reason of Tenant’s particular use of the Premises or Tenant’s Alterations) make any alterations or modifications to the Project that are required by Legal Requirements. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with the failure of the Premises to comply with Legal Requirements (excepting Landlord’s obligations with respect to the Premises as expressly set forth herein), and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement (excepting Landlord’s obligations with respect to the Premises as expressly set forth herein).
8.    Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that (i) during the first 90 days of such holding over, the monthly rental shall be equal to 115% of Rent in effect during the last 30 days of the Term, and (ii) thereafter, the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all actual documented damages suffered by Landlord resulting from or occasioned by Tenant’s holding over in excess of 90 days and, in addition to such actual documented damages, Landlord shall also be entitled to consequential damages. Landlord shall, in response to written inquiries from Tenant, notify Tenant at the time of each such inquiry whether the potential then exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.
9.    Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Initial Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may (but shall, upon Tenant’s written request and at Tenant’s cost,) contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes or profit taxes or franchise taxes imposed on Landlord except to the extent such net income taxes or profit taxes or franchise taxes are in substitution for any Taxes payable hereunder. Nothing herein contained shall be construed to include as Taxes: (A) any inheritance, estate, succession, transfer, gift or franchise taxes that is or may be imposed upon Landlord, or (B) any transfer tax or recording charge payable to the San Diego County recorder to effectuate a transfer, financing or refinancing of the Project (or any portion thereof), or any transfer of any partial interest of Landlord therein. Any assessments that are permitted to be paid in installments over a period of time (without the imposition of interest, penalties or other charge) shall be paid by Landlord in the maximum number of permitted installments. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s reasonable determination of any excess assessed valuation shall be binding and conclusive, absent manifest error and shall be included as part of the information for the Independent Review. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand along with supporting information.
Notwithstanding anything to the contrary contained in this Lease, if, during the first 60 months after the Initial Commencement Date, any sale, transfer, refinancing or other changes in ownership of the Project  is consummated, and solely as a result thereof, and to the extent that solely in connection therewith, the Project is reassessed (the "Reassessment") for real estate tax purposes by the appropriate Governmental Authority pursuant to the terms of Proposition 13, Tenant shall not be obligated to pay the Tax Increase in connection therewith. The term "Tax Increase" shall mean that portion of the Taxes, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include (and Tenant shall be required to pay for) any portion of the Taxes, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Project, the base, shell and core of the Buildings or the tenant improvements located in the Buildings, (ii) is attributable to assessments which were pending prior to the Reassessment or which would otherwise have occurred unrelated to the sale, or (iii) is attributable to the annual inflationary increase of real estate taxes. In addition, nothing contained in this paragraph is intended to excuse Tenant from paying the full amount of any Taxes (including, without limitation, as a result of reassessments) resulting from any construction and/or improvements made to the Project by Landlord or Tenant at any time pursuant to and/or in connection with this Lease.
10.    Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below), the PID Permit and the exercise by Landlord of its rights hereunder, Tenant shall have the right to use all of the parking spaces at the Project for the first 36 months after the Initial Commencement Date. Tenant’s right to use all of the parking spaces at the Project shall be extended for so long as all of Tenant’s Expansion Rights (as defined in Section 39) continue in full force and effect. All of Tenant’s parking rights under this Lease shall, during the Base Term, be at no additional cost to Tenant. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that all parking at the Project (including, without limitation, the number of parking spaces available in the Parking Structure(s) (as defined below) and in the balance of the Project shall be required at all times to satisfy all Legal Requirements for the Project.
If Tenant’s Expansion Rights expire and/or Landlord commences constructing any new buildings at the Project (“New Construction”), Tenant shall, subject to the provisions of this Section 10, be entitled to the following parking rights at the Project: (i) 4 parking spaces per 1,000 rentable square feet located in Building 1 and Building 4, (ii) 3 parking spaces per 1,000 rentable square feet located in Building 2, (iii) if Tenant has elected its Expansion Right with respect to Building 6 (as defined in Section 39(a)), 4 parking spaces per 1,000 rentable square feet located in Building 6 if the same is an office building and 3 parking spaces per 1,000 rentable square feet located in Building 6 if the same is a laboratory building, and (v) if Tenant has elected its Expansion Right with respect to Building 7 (as defined in Section 39(a)), 4 parking spaces per 1,000 rentable square feet located in Building 7 if the same is an office building and 3 parking spaces per 1,000 rentable square feet located in Building 7 if the same is a laboratory building. Such parking spaces shall be located in those areas designated for non-reserved parking, subject in each case to Landlord’s commercially reasonable rules and regulations. If Landlord commences New Construction, Tenant may elect to mark as reserved or separate and secure its parking from the balance of the Project, in which case, Landlord shall reasonably cooperate with Tenant to effectuate, if possible and at Tenant’s sole cost and expense, such a separation of Tenant’s parking in a manner reasonably acceptable to Landlord and Tenant. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.
11.    Utilities, Services. During any period of the Term that Landlord is responsible for the day-to-day maintenance of the Project, Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, HVAC, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection and janitorial services for the Common Areas (collectively, “Utilities”). Except as provided for in the preceding sentence, Tenant shall be responsible for the provision of Utilities to the Project. Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation or Tenant’s direct payment obligation to the Utility provider as provided for below, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord may cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as provided in the next paragraph, the abatement of Rent. Tenant shall be responsible for obtaining and paying for its own janitorial services for the Premises which in no event shall be less than 5 days per week and with specifications comparable to other Class A office projects in the University Towne Center area of San Diego.
Notwithstanding anything in this Lease to the contrary, if Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of the failure by Landlord to provide access to the Premises, HVAC service, water, sewer and electricity as required by this Lease and such failure is due to the negligent acts or omissions of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage to be known as an “Abatement Event“), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for 3 consecutive business days (including Saturday) after Landlord’s receipt of any such notice, or occurs for 10 non-consecutive business days in a 12 month period (provided Landlord is sent a notice (in either of such events, the “Eligibility Period“), then the Base Rent and Tenant’s Share of Operating Expenses shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area“), bears to the total rentable area of the Premises; provided, however, regardless who is managing the Project, if Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after the expiration of the Eligibility Period during which Tenant is so prevented from conducting its business and is not conducting its business in any portion of the Premises, the Base Rent and Tenant’s Share of Operating Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall not be entitled to any abatement of Rent provided for in this paragraph above and beyond the amount of rent loss insurance proceeds paid to Landlord for the Abatement Event in question. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. If Tenant’s right to abatement for a particular portion of the Premises occurs during a free rent period during the Term for that particular portion of the Premises, Tenant’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period. Such right to abate Base Rent and Tenant’s Share of Operating Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services; provided, however, nothing in this paragraph, shall impair Tenant’s rights under Section 31 below. To the extent Tenant is entitled to abatement under this paragraph because of an event covered by Sections 18 or 19 of this Lease, then those provisions of this Lease shall apply and not the provisions of this paragraph. For the avoidance of any doubt, the Rent Abatement being provided for under this Lease shall not be considered a free rent period.
During any period of the Term that Landlord is responsible for the day-to-day maintenance of the Project, Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to the Project shall be: (i) to provide emergency generators with not less than the capacity of the emergency generators located in Building 3 as of the Initial Commencement Date, and (ii) to contract with a third party to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with any other operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed. During any period of the Term that Landlord is responsible for the day-to-day maintenance of the Project, Landlord shall, upon request from Tenant from time to time, make the maintenance contract for the emergency generator available for Tenant’s review, schedule meetings with Tenant and the applicable contractors maintaining the emergency generators to respond to any questions or concerns that Tenant may have regarding the maintenance and operation of the emergency generators.
12.    Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld. Notwithstanding the foregoing, Tenant may construct Alterations in the Premises (but not in Building 3 except for required repairs and replacements) that (i) Tenant reasonably determines to be beneficial to Tenant’s operations, (ii) do not involve modifications to the structure of the Buildings or major Building Systems (as defined in Section 13), (iii) will not materially reduce the quality or the value of the leasehold improvements to the applicable portion of the Premises (i.e., removing laboratory improvements), (iv) do not affect the exterior appearance of any Building, (v) do not create a foreseeable risk of violating any Legal Requirements or increasing insurance premiums, and (vi) do not involve a use of the Premises that is inconsistent with the current use of the Premises, without Landlord’s prior approval if the cost of any such Alteration (excluding carpeting and painting) does not exceed $100,000 and the aggregate cost of all such Alterations (excluding carpeting and painting) in any 12 month period does not exceed $300,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by applicable plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 days in advance of any proposed construction, and accompanied by applicable plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the Alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord shall respond to Tenant’s written request for consent to any Alterations within 15 days after Landlord’s receipt of such request along with all documentation required to be delivered hereunder. If Landlord fails to respond within such 15 day period, then Tenant shall provide Landlord with a second written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s Alteration request within 5 business days after Landlord’s receipt of the second notice shall be deemed approval by Landlord, and if Landlord does not respond within such 5 business day period, then Landlord shall be deemed to have approved such Alteration request. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to the greater of (x) 1.5% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision and (y) all of Landlord’s reasonable, actual out-of-pocket costs in connection with such Alteration. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.
Other than being required by Landlord to provide a completion bond, Tenant shall make arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration (if any drawings were required in connection with such Alteration).
Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, or at the time it receives notice of a Notice Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence; provided, however, that any Installation which is a like kind replacement of an Installation which was part of the initial improvements to the Premises shall not be required to be removed by Tenant. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (ii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to and shall not remove any tenant improvements located in the Premises as of the date the same are delivered to Tenant and/or any initial tenant improvements constructed pursuant to the Building 1 and 2 Work Letter, the Building 4 Work Letter, the Building 5 Work Letter and/or any Expansion Building Work Letter (as defined in Section 39(a). Landlord and Tenant agree that nothing in this Lease shall prohibit Tenant from removing/replacing any of Tenant’s Property at any time throughout the Term provided that Tenant repairs any damage resulting therefrom. Notwithstanding anything to the contrary contained herein, Tenant shall not be required at the expiration or earlier termination of the Term to remove any Alterations existing as of the date of this Lease from the Premises. In addition, Tenant shall not be required at the expiration or earlier termination of the Term to remove or restore Building 5 or the Sports Courts nor shall Tenant remove Building 5 or the Sports Courts during the Term.
For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any Building 4 FF&E (as defined in the Building 4 Work Letter), personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for by Landlord and/or as part of TI Costs (as defined in the Building 1 and 2 Work Letter), the TI Fund (as defined in the Building 4 Work Letter), all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch. Nothing contained in the preceding sentence is intended to preclude Tenant from removing from the first floor of Building 2 any so called freestanding walk-in cold rooms or walk-in warm rooms not paid for in any part by Landlord.
13.    Landlord’s Repairs. Landlord shall, as an Operating Expense (except as expressly provided for in Section 5), in a manner consistent with other Class A office and laboratory buildings in the University Towne Center area of San Diego, repair, replace and maintain, in good condition and working order, all structural elements of the Project (including without limitation, the roofs, foundations, and interior and exterior load bearing walls of the Buildings and Parking Structure), all exterior elements of the Project (including, without limitation, the exterior walls and windows of the Buildings and the Parking Structure), all parking areas and other Common Areas of the Project, all HVAC, plumbing, fire sprinklers, elevators and other building systems serving the Premises and/or any other portions of the Project (collectively, “Building Systems”), and, subject to the last paragraph of Section 11, the emergency generators serving the Project, all uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord and, to the extent not covered by insurance required to be maintained by Landlord or Tenant hereunder, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, give Tenant 96 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall effect such repair within a reasonable period of time. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance along with an explanation of the effects of any delays (whether the time is reasonable or unreasonable being, among other things, in part a function of the effects of Landlord’s failure to timely make the repairs or perform the maintenance, such as imminent injury or harm to persons or material damage to property, and in part a function of the amount of time reasonably necessary to engage a service provider to make the repairs or perform the maintenance). Tenant waives its rights under any state or local law to terminate this Lease or, except as expressly provided for in this Lease, to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.
Notwithstanding anything to the contrary contained in this Lease, effective as of the commencement of the Early Access Period, Tenant shall undertake, at Tenant’s sole cost and expense (except that during the Early Access Period Landlord shall reimburse Tenant for all maintenance expenses approved in advance in writing by Landlord), all of Landlord’s maintenance obligations with respect to the Project including, without limitation, maintaining the Buildings, Building Systems serving the Buildings and the Common Areas in the condition which they are required to be maintained by Landlord under this Lease. The maintenance obligation described in the preceding sentence shall include, without limitation, an obligation on the part of Tenant to repair, replace and maintain the Project in good condition and working order and in a first class manner consistent with other Class A office and laboratory projects in the University Towne Center area of San Diego. Tenant’s maintenance obligation shall also include the procurement and maintenance of contracts, in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, for and with contractors acceptable to Landlord specializing and experienced in the maintenance and repair that Tenant is responsible for under this Lease. During any period where Tenant is maintaining the Project as provided for in this paragraph, Landlord shall, notwithstanding anything to the contrary contained in this Lease, have no obligation to perform any maintenance, repairs or replacements under this Lease with respect to the Project except as expressly provided for in the Building 1 and 2 Work Letter, the Building 4 Work Letter, the Building 5 Work Letter and any other applicable work letters and with the respect to the structural repairs and replacements the cost of which are excluded from Operating Expenses in Section 5(ss) which shall remain Landlord’s responsibility. Tenant’s maintenance obligations under this paragraph shall not include the right on the part of Tenant to make any capital repairs or improvements to the Project without Landlord’s prior written consent and except as provided in the immediately following paragraph. Tenant shall not take or omit to take any action, the taking or omission of which shall cause waste, damage or injury to the Project. If Tenant fails to maintain any portion of the Project in a manner reasonably acceptable to Landlord within the requirements of this Lease (a “Maintenance Breach”), Landlord shall have the right to provide Tenant with written notice thereof and to assume maintenance of all or any portion of the Project if Tenant does not cure Tenant’s failure within 10 business days after receipt of such notice (or such longer period as reasonably necessary to cure such failure so long as Tenant provides Landlord with reasonably satisfactory evidence that Tenant is diligently prosecuting such cure to completion). Notwithstanding anything to the contrary contained herein, if any portion of the Project is leased by Landlord to any other tenant(s) or if Landlord commences construction of any new building(s) other than pursuant to Tenant’s exercise of its Expansion Rights pursuant to Section 39) at any time during the Term, Landlord may elect, at any time and/or from time to time, to assume performing all the maintenance obligations provided for in this Lease with respect the Common Areas, Central Plant Building, landscaping, security, if any, and any other maintenance obligations (collectively, “Common Area Maintenance Obligations”) and, except in the case of a Maintenance Breach which relates to the Premises and following which Landlord assumes the obligations, Tenant shall continue to maintain the Premises and the Building Systems serving only the Premises (but Tenant shall have no right to maintain Building 3). During any periods where Tenant is maintaining the entire Project as provided for in this paragraph and Landlord’s responsibility is limited to reviewing books and records, the administration rent payable to Landlord shall be 1% of Base Rent as provided for in Section 5.
Notwithstanding anything above to the contrary, if during the Term, any portion of the Project which is Tenant’s responsibility under the immediately preceding paragraph to repair cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing the applicable item(s) and the same constitutes a capital expenditure, then such item(s) shall be replaced by Tenant (subject to Landlord’s prior written approval of the plans and specifications and the cost of any such replacement). The cost of replacing each such item shall initially be borne by Landlord but treated as a capital repair and improvement as part of Operating Expenses payable by Tenant and amortized over the lesser of 10 years and the useful life of such item with interest calculated at a rate equal to the prime rate established from time to time by Wells Fargo Bank (or if Wells Fargo Bank ceases to exist or to publish such a rate, then the rate published by the largest federally chartered banking institution in California) plus 1% per annum.
14.    Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include, at Tenant’s sole cost and expense, capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 business days of Landlord’s notice (or longer if reasonably necessary to commence such cure), and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 30 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency (where there is an imminent threat of injury or harm to persons or material damage to property), Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the actual, documented costs of such cure from Tenant.
15.    Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant; provided, however, that, subject to Tenant’s obligations under this Lease and any of the work letters attached hereto (including, without limitation, payment of Operating Expenses), Landlord (and not Tenant) shall be responsible for liens caused by any work performed by Landlord in the Premises and/or the Project. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.
16.    Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross negligence of Landlord or any of the Landlord Parties. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.
    Subject to the waivers in the penultimate paragraph of Section 17 and except as otherwise provided for in this Lease, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all Claims for injury or death to persons or damage to property occurring at the Project to the extent caused by or contributed to by (i) the willful misconduct or gross negligence of Landlord or (ii) defaults by Landlord under this Lease.
17.    Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than the full replacement cost and rent loss insurance for not less than 12 months. Tenant acknowledges that, notwithstanding the fact that Landlord may carry such insurance, the coverages remain subject to, among other things, any deductibles, limitations and exceptions contained in the applicable policies. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $5,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be reasonably determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any actual and documented increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.
Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $5,000,000 per occurrence for bodily injury and property damage with respect to the Premises which coverage amount may be satisfied through a combination of primary and umbrella policies. The commercial general liability insurance policy and umbrella policies shall name Alexandria Real Estate Equities, Inc., Landlord and any property manager as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A- and financial category rating of at least Class VII in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with, upon Landlord’s request, reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” which specifically provides that the amount of insurance with respect to the Project shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 10 days prior to the expiration of such policies, furnish Landlord with renewal certificates.
Notwithstanding anything in this Section 17 to the contrary, for so long as Tenant can provide Landlord with reasonably acceptable evidence that Tenant has a net worth exceeding $500,000,000 dollars (as determined in accordance with GAAP), Tenant may self-insure for the insurance required by Tenant to be maintained pursuant to this Section 17. With respect to Tenant’s self-insurance, Landlord and Tenant agree as follows: (a) that Tenant’s self-insurance shall be treated as actual insurance and that such self-insurance shall be the primary coverage for every risk for which Tenant is liable or responsible hereunder; (b) the waiver of subrogation provisions set forth in this Lease shall apply to Tenant's self-insurance as though Tenant were maintaining the insurance required under this Lease, (c) Tenant shall bear the entire cost of the defense of any claim for which it is responsible under the terms of this Lease including, without limitation, the defense of Landlord, and (d) Tenant shall use its own funds to pay any claim or indemnity or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for Tenant’s election to self-insure. If Tenant elects to self-insure, Landlord shall be considered to be covered by the same insurance terms, including, but not limited to, insuring grants, exclusions, conditions and limits, by which it would have been covered had insurance covering such risk been in effect. Notwithstanding anything to the contrary contained in this Lease, Tenant hereby releases Landlord from any liability for loss or damage caused by Landlord and/or any Landlord Party against which Tenant has elected to self-insure but which Tenant would otherwise be required to insure against under the Lease and in no event shall Landlord be liable for any loss or damage which Landlord would not otherwise be responsible but for Tenant's election to self insure. The right to self-insure shall only apply as long as Illumina, Inc., or any entity leasing or subleasing the Premises pursuant to a Permitted Assignment, is the tenant under this Lease and so long as such entity satisfies the net worth requirements provided for in the first sentence of this paragraph and shall not apply to any other assignee or sublessee.
In each instance where Tenant’s insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.
The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Notwithstanding anything to the contrary contained in this Lease, neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.
Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender, the recommendations of Landlord’s insurance consultant and/or to bring coverage limits to levels then being generally required of new tenants, if any, within the Project; provided, however, that the increased amount of coverage and deductibles are consistent with coverage amounts and deductibles then being required by other institutional owners of Class A office and laboratory projects with tenants occupying similar size premises in the San Diego area.
18.    Restoration. If, at any time during the Term, any portion of the Premises is damaged or destroyed by a fire or other casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises (the “Restoration Period”). If the Restoration Period is estimated to exceed 18 months or, if the damage occurs within the last 60 months of the then applicable expiration date of the Term of this Lease, 12 months (as applicable, the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as to only the portion of the Premises that cannot be restored within the Maximum Restoration Period in which case such termination shall be effective as of the date that is 75 days after the date of discovery of such damage or destruction provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease as to only the portion of the Premises that cannot be restored within the Maximum Restoration Period by written notice to Landlord delivered within 15 business days of receipt of a notice from Landlord estimating a Restoration Period for such portion of the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the damaged portion of the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of such damaged portion of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease as to only the portion of the Premises which has not been restored, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall as to only the portion of the Premises which has not been restored terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.
Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, obtaining permits and other governmental approvals, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord. Notwithstanding the foregoing, if any portion of the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage either Landlord or Tenant may terminate this Lease as to the damaged portion of the Premises upon written notice to the other; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Landlord shall also have the right to terminate this Lease with respect to the damaged portion of the Premises if sufficient insurance proceeds in excess of Landlord’s Contribution are not available for such restoration. For purposes hereof, the “Landlord’s Contribution” shall initially mean $2,500,000; provided, however, that such amount shall be reduced by an amount equal to $12,500 on the first day of each month during the Term plus any amounts paid by Landlord from time to time as a Landlord’s Contribution. In no event, however, shall Landlord be required to pay Landlord’s Contribution if Tenant is in material Default under this Lease. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises; provided, however, in the event that the remaining portion of the Premises is not sufficient to allow Tenant to conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time as Tenant does not conduct its business therein, the Base Rent and Tenant’s Share of Operating Expenses for the entire Premises shall be abated but only for so long as Landlord receives rent loss insurance proceeds for the full amount of the abatement. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.
The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.
19.    Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If the Taking would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the remaining Premises for the Permitted Use (including permanently preventing reasonable access to the remaining Premises and/or the parking at the Project) (all as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then either party shall have the right to terminate this Lease by written notice to other party within 30 days after the Taking in which case this Lease shall terminate 30 days thereafter unless either party elects, in writing during such 30 day period following the other party’s election to terminate, to require arbitration of the matter in which case if this Lease is being terminated based on the arbitrator’s decision, it shall terminate 30 days after the arbitrator’s decision. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Buildings, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.
20.    Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:
(a)    Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 business days of any such notice not more than twice in each calendar year during the Term.
(b)    Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 5 business days before the expiration of the current coverage.
(c)    Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, within 60 days after vacating the Premises, Tenant completes Tenant’s obligations with respect to the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.
(d)    Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein and such assignment, sublease or other transfer is not voided ab initio within 5 business days after Tenant becomes aware that such assignment, sublease or other transfer was not expressly permitted under this Lease. Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.
(e)    Liens. Tenant shall fail to discharge, bond over in a manner reasonably acceptable to Landlord or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 15 business days after Tenant’s receipt of notice that any such lien is filed against the Premises.
(f)    Insolvency Events. Tenant shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) be dissolved or otherwise fail to maintain its legal existence (if Tenant is a corporation, partnership or other entity) and, in the case of a failure to maintain Tenant’s legal existence, such failure is not cured within 5 business days after Tenant becomes aware of such failure.
(g)    Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second notice requesting such document.
(h)    Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 10 business days after written notice thereof from Landlord to Tenant.
Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 10 business days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 10 business day period and thereafter diligently prosecutes the same to completion; provided, however, that, upon request by Landlord from time to time, Tenant shall provide Landlord with detailed written status reports regarding the status of such cure and the actions being taken by Tenant.
21.    Landlord’s Remedies.
(a)    Payment By Landlord; Interest. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, If Tenant shall fail to perform any obligation under this Lease and such failure shall continue in excess of the time allowed under Section 20 above, unless a specific time period is otherwise stated in this Lease, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent.
(b)    Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 business days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 4% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Notwithstanding the foregoing, Landlord shall waive the imposition of such late charge for the first late payment of Rent due hereunder in any calendar year of the Term. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th business day after the date due until paid.
(c)    Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant (unless required by Legal Requirements), shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
(i)    Terminate this Lease, or at Landlord’s option if permitted by Legal Requirements, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;
(ii)    Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:
(A)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(B)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(C)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(D)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
(E)    At Landlord’s election, except as otherwise expressly provided for to the contrary in this Lease, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.
(iii)    Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.
(iv)    Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
(v)    Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.
(d)    Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord and Tenant shall each have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord or Tenant at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s or Tenant’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default. Landlord shall, however, use reasonable efforts to mitigate the damages arising by reason of the termination of this Lease as a result of a Default by Tenant; provided, however, that in no event shall mitigation require Landlord to consider, among other things, (i) any tenant which does not satisfy Landlord’s then underwriting criteria, (ii) subdividing the Premises unless Landlord elects to do so, (iii) any change in use of the Premises or any alterations which would lessen the value of the leasehold improvements, (iv) granting any tenant improvement allowances, free rent or other lease concessions, or (v) or accepting any tenant if Landlord would have the right to reject such tenant if such tenant were a proposed assignee or sublessee of Tenant. Notwithstanding any contrary provision of this Lease, neither Landlord nor Tenant shall be liable to the other party for any consequential damages, loss of business or profit for a breach or default under this Lease; provided that this sentence shall not limit Landlord’s damages (x) as expressly provided for in Section 8 and/or (y) as provided for in this Section 21 (but expressly excluding, however, Section 21(c)(ii)(E)).
22.    Assignment and Subletting.
(a)    General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.
(b)    Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 120 days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials, if any, proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its current draft (along with revised drafts as the same are updated and, when ready, the proposed final form), and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice along with all required information: (i) grant such consent, or (ii) refuse such consent, in its reasonable discretion. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances:  (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, unless Tenant agrees, if requested to do so by Landlord, to restore the Premises to its condition prior to such alteration before the expiration of the Term and Tenant provides Landlord with security reasonably satisfactory to Landlord to secure such obligation in the event Tenant fails to perform such obligation; (3) Landlord has experienced previous material defaults by or is in litigation with the proposed assignee or subtenant; and (4) the proposed assignee or subtenant is an entity with whom Landlord is then negotiating to lease space in the Project (as evidenced by an exchange of proposals). Landlord shall respond to each of Tenant’s Assignment Notice requests within 15 business days after Landlord’s receipt of such Assignment Notice request along with all documentation required to be delivered hereunder. If Landlord fails to respond within such 15 business day period, then Tenant shall provide Landlord with a second written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s Assignment Notice request within 5 business days after Landlord’s receipt of the second notice shall be deemed approval by Landlord, and if Landlord does not respond within such 5 business day period, then Landlord shall be deemed to have approved such Assignment Notice request. Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket expenses incurred in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents (not to exceed $2,500 per Assignment Notice request). Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the Minimum Net Worth Amount (as determined in accordance with GAAP), and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.” As used in this Lease, (A) “Minimum Net Worth Amount” shall mean $750,000,000 as of the date of this Lease which amount shall be subject to annual CPI increases on each annual anniversary of the date of this Lease, and (B) “CPI” shall mean the Consumer Price Index-All Urban Consumers-San Diego, All Items” compiled by the U.S. Department of Labor, Bureau of Labor Statistics, (1982-84 = 100) or, if a substantial change is made to such index or it is ceases to be published, the parties shall select a reasonably acceptable substitute.
Notwithstanding anything to the contrary contained herein, a grant by Tenant of a license or sublease (i) with respect to individual offices within the Premises on an undemised basis to affiliates of Tenant (“Tenant Affiliate”) or, (ii) with respect to up to 10% of the Premises to clients or others having a business relationship with Tenant (each, a “Relationship Party”), shall not constitute an assignment or subletting requiring Landlord consent under this Section 22; provided that any such Tenant Affiliate or Relationship Party that is subject to a sublease (as opposed to a license) with Tenant shall execute and comply with the terms of Landlord’s form of consent to sublease subject to those changes proposed by Tenant which are acceptable to Landlord, in Landlord’s reasonable discretion. Notwithstanding anything to the contrary contained herein, Tenant shall be fully responsible for the acts of the parties entering the Premises pursuant to the immediately preceding sentence and Landlord shall have no liability to or in connection with such parties.
(c)    Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:
(i)    that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and
(ii)    A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.
(d)    No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease (excluding however, any Rent payable under this Section) and (i) any changes, alterations and improvements to the Premises in connection with such sublease or assignment, (ii) any space planning, architectural or design fees or other expenses incurred in marketing such space or in connection with such sublease or assignment, (iii) any improvement allowance, rent abatement or other monetary concessions provided by Tenant to the assignee or sublessee, (iv) any brokerage commissions incurred by Tenant in connection with such sublease or assignment, (v) any attorneys' fees incurred by Tenant in connection with such sublease or assignment, (vi) any lease takeover costs incurred by Tenant in connection with such sublease or assignment, and (vii) any costs of advertising the space which is the subject of such sublease or assignment (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent (after first deducting the costs described in clauses (i) through (vii) above) within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.
(e)    No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.
23.    Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Following the original 10 business day period provided for in this Section 23, Tenant’s failure to deliver such statement within 5 business days after a second written notice from Landlord shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.
Upon request by Tenant, Landlord will similarly execute an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advanced, if any, (ii) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed and (iii) setting forth such further information with respect to the status of this Lease as may be reasonably requested thereon.
24.    Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.
25.    Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.
26.    Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all commercially reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E and Landlord shall provide Tenant with written notice of any updates or amendments thereto. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project. Landlord shall not enforce such rules and regulations in a discriminatory manner by enforcing certain rules and regulations only against Tenant and not any other tenants, if any, at the Project.
27.    Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such commercially reasonable instruments, confirming such subordination, and such commercially reasonable instruments of attornment as shall be requested by any such Holder, provided any such instruments contain commercially reasonable non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. As of the date of this Lease, there is no existing Mortgage encumbering the Project. As a condition precedent to Tenant’s execution of a written agreement subordinating this Lease to any future Mortgage, such agreement shall be required to contain commercially reasonable non-disturbance and attornment provisions and such agreement shall be executed by the Holder of any such future Mortgage with a lien on the Project and the same shall provide, among other things, that so long as Tenant is not in Default of its obligations under this Lease, foreclosure or other enforcement of such Mortgage shall not terminate this Lease and the successor to Landlord’s interest in the Project shall recognize this Lease and Tenant’s right to possession of the Premises. Tenant shall be entitled, at Tenant’s sole cost and expense, to record any such subordination non-disturbance and attornment agreement promptly after full execution and delivery of such agreement.
28.    Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.
If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the actual, documented cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.
Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant and Landlord hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.
29.    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
30.    Environmental Requirements.
(a)    Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove existed in the Premises immediately prior to the date Building 1 and Building 2 are delivered to Tenant, (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from offsite to the Project, (iii) contamination caused by Landlord or any Landlord’s employees, agents and contractors, or (iv) contamination in the Common Areas which Tenant can prove was caused by any party other than Tenant or any Tenant Party during any period where any portion of the Project is leased by Landlord to any other tenant(s), unless in any case, the presence of such Hazardous Materials was caused, contributed to or exacerbated by Tenant or any Tenant Party.
(b)    Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Initial Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.
(c)    Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) Tenant has not been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or resulted from Tenant’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority).
(d)    Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is a violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts, at Tenant’s cost, its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing and for which Tenant is responsible under this Lease in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.
(e)    Intentionally Omitted.
(f)    Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.
(g)    Tenant’s Obligations. Tenant’s and Landlord’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent during such period in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.
(h)    Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.
31.    Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary so long as Landlord has commenced the cure and is diligently prosecuting the same to completion)). If Landlord fails to cure a Landlord default after the expiration of all applicable notice and cure periods, Tenant may, except as otherwise provided for in this Lease and subject to any limitations contained in this Lease, exercise all of its rights and remedies provided for in this Lease or at law or in equity for such default. Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord the same cure rights provided to Landlord for a default but also time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions. Tenant waives its rights under Legal Requirements relating to a landlord’s duty to maintain its premises in a tenantable condition.
Notwithstanding the foregoing, if Tenant is not maintaining the Project as contemplated pursuant to the second paragraph of Section 13 hereof and any claimed Landlord default hereunder materially and adversely affects Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 2 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder and/or is not the responsibility of Landlord under this Lease, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may, following the delivery of a second written notice to Landlord (except in the case of an emergency in which case no additional written notice shall be required but Tenant shall use good faith efforts to provide Landlord with verbal notice with written notice to follow) commence and prosecute such cure to completion provided that it does not affect any Building Systems directly affecting other tenants, the structure of any of the Buildings or the Common Areas, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder. Landlord shall reimburse Tenant for its reasonable costs and expenses incurred to cure the claimed Material Landlord Default within 30 days after Landlord's receipt of an invoice and evidence of payment of such costs and expenses, together with reasonable documentation substantiating such costs and expenses and delivery to Landlord of unconditional lien waivers from all material suppliers and workmen who supplied materials or performed work associated with such maintenance and/or repairs (the “Reimbursement Invoice”). Landlord shall have the right not to reimburse Tenant as provided for in the preceding sentence and instead dispute Tenant’s entitlement to reimbursement, Tenant’s right to perform such repairs and/or maintenance and/or or the amount being requested by Tenant. If Landlord elects, in the exercise of its good faith reasonable discretion, to dispute any of the foregoing matters, Landlord shall notify Tenant in writing of the nature of such dispute within 30 days after receipt of Tenant’s written request for reimbursement. Landlord and Tenant shall meet and discuss the dispute and if Landlord and Tenant fail to reach a resolution of the dispute within 15 days after their meeting, the dispute shall be resolved by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association. If the arbitrator decides in favor of Tenant, then Landlord shall promptly pay the amount of any award to Tenant. If either party is determined by the arbitrator to be the prevailing party, then such party shall be entitled to have its reasonable attorneys’ fees and costs in connection with such arbitration paid by the other party. If Landlord has not paid to Tenant in full the amount of any such award plus any attorneys’ fees and costs awarded by the arbitrator within 30 days of the date of the arbitrator’s decision, then Tenant shall have the right to set off against the next monthly payments of Base Rent the amount of the award (including any awarded attorneys’ fees and costs).
All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises and the assumption (in writing) of such owner’s obligations under this Lease thereafter accruing, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.
32.    Inspection and Access. Landlord and Landlord’s representatives agents and contractors may enter the Premises during business hours (i) on not less than 24 hours written notice (which may be by email) for the purpose of inspecting the Premises and showing the Premises to third parties (including, without limitation prospective purchasers or tenants) and (ii) on not less than 72 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs or for any other business purpose. Notwithstanding the foregoing, Landlord may only show the Premises to prospective tenants for the Premises during the last 18 months of the Term. Landlord may erect a suitable sign at the Project stating the Premises (or portions thereof) may be available for lease but in no event may Landlord erect such sign sooner than 18 months before the expiration of the Term for any portion of the Premises. If Landlord desires to lease space at the Project (other than the Premises), Landlord may erect a suitable sign at the Project stating that space is or may be available for lease. Landlord may erect a suitable sign at the Project stating the Project is available for sale. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Notwithstanding anything to the contrary set forth in this Lease, Tenant may designate by prior written notice to Landlord certain limited areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with 10 days' prior written notice of the specific date and time of such Landlord inspection.
33.    Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. So long as Tenant is the sole tenant of the Project, Tenant shall be permitted with Landlord’s prior approval, which shall not be unreasonably withheld, to install security fencing and gates (including a 24 hour guard), all as reasonably approved by Landlord, at Tenant’s sole cost and expense; provided, however, that Landlord and the Landlord Parties shall at all times have continuous and unfettered access to the Common Areas. Upon Landlord’s written request at the point where Tenant will no longer be the only tenant at the Project, Tenant shall be responsible, at Tenant’s sole cost and expense, for removing such security fencing and gates and restoring the Project to its condition prior the installation of such security fencing and gates. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts. Tenant shall have the use during the Term of the existing Access Control and Alarm Monitoring System and Closed Circuit Television Surveillance Systems (collectively, the “Security Systems”) at no additional rental cost to Tenant; provided, however, that Tenant shall be responsible for all maintenance, repairs and replacements to the Security Systems during the Term. Notwithstanding the foregoing, if at any time during the Term any portion of Building 1 and/or Building 2 is leased to any third party(ies), Tenant agrees to cooperate with Landlord and/or adjust its usage of the Security Systems to reasonably address any privacy, confidentiality, security, legal or other reasonable concerns of such third party(ies).
34.    Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, inability to obtain permits or approvals, including, without limitation, city and public utility approvals beyond the time periods that generally prevail for obtaining such permits and approvals, revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).
35.    Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker") in connection with this transaction and that no Broker brought about this transaction, other than Cushman & Wakefield of San Diego, Inc. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for the commission payable to Cushman & Wakefield of San Diego, Inc., arising out of the execution of this Lease in accordance with the terms of a separate written agreement between Cushman & Wakefield of San Diego, Inc., and Landlord. Landlord and Tenant both acknowledge that Cushman & Wakefield of San Diego, Inc., is acting in a dual agency capacity under this Lease. Landlord and Tenant acknowledge and agree with the disclosure and consent to the agency relationship specified.
36.    Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.
NOTWITHSTANDING ANYTHING SET FORTH HEREIN, IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED BY LANDLORD AGAINST ANY OF TENANT'S OFFICERS, DIRECTORS OR EMPLOYEES NOR SHALL ANY OF SUCH PARTIES BE PERSONALLY LIABLE FOR INJURY TO LANDLORD’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.
37.    Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.
38.    Signs; Exterior Appearance. If Landlord leases space at the Project to any other tenants, Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet within the Premises shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant. The directory tablet shall be provided exclusively for the display of the name and location of tenants.
Tenant may install, at Tenant’s sole cost and expense, all legally permitted signage bearing Tenant’s name and logo desired by Tenant at the Buildings including, but not limited to, (i) exclusive signage on multiple locations on the Buildings including building top, façade and eyebrow signs, all as may be desired by Tenant and reasonably acceptable to Landlord (“Building Signs”), (ii) any existing monument signs at the main entrance to each of the Buildings (“Building Monument Signs”), and (iii) any existing monument signs at the Project entrances at Nobel Drive and Judicial Drive (“Project Monument Signs”). Tenant acknowledges and agrees that Tenant's Building Signs, Building Monuments Signs and Project Monument Signs, without limitation, the size, color, type and locations, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall at all times have the most prominent location on the Building Monument Signs and Project Monument Signs. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on Tenant’s Building Signs, Building Monument Signs and Project Monument Signs, for the removal of Tenant’s Building Signs and Tenant’s signage on the Building Monument Signs and Project Monument Signs at the expiration or earlier termination of this Lease and for the repair all damage (excluding discoloration of the building facades caused by any Building Signs) resulting from such removal. Tenant’s signage rights on the Project Monument Signs shall become non-exclusive if, at any time during the Term, space in any building at the Project is leased to any third party(ies).
39.    Right to Expand.
(a)    Expansion in the Project. Tenant shall have the right, but not the obligation, on or before January 1, 2015 (“Expansion Right Expiration Date”) to expand the Premises (the “Expansion Rights”) to include the to be constructed buildings (including any related subterranean parking) contemplated on the project site plan attached hereto as Exhibit H (“Project Site Plan”) as (i) Building 6, which Landlord currently contemplates will contain 4 floors and a total of approximately 134,804 rentable square feet of laboratory and/or office space (“Building 6”), and (ii) Building 7, which Landlord currently contemplates will contain 4 floors and a total of approximately 134,804 rentable square feet of laboratory and/or office space (“Building 7”), all upon the terms and conditions in this Section 39; provided, however, that all of the Expansion Requirements (as defined below) are met each time Tenant exercises an Expansion Right. Building 6 and Building 7 shall each be individually referred to herein as an “Expansion Building” and collectively as the “Expansion Buildings”. Upon Tenant's written request from time to time during the Term (but in no event more than twice during any calendar year), Landlord shall provide to Tenant updated information regarding the status of entitlements for the Project, including, but not limited to, material correspondence between Landlord and any governmental authority regarding such entitlements. Notwithstanding anything to the contrary contained herein, Tenant acknowledges that, as of the date of this Lease, (a) Landlord has not yet received approval from the City of San Diego for the building entitlements required for the construction of Building 5 (“Building 5 Entitlements”), (b) the parties currently contemplate that the City of San Diego will approve Building 5 Entitlements equal to 22,116 square feet, (c) if the City of San Diego approves Building 5 Entitlements of less or more than 22,116 square feet, the Buildable Entitlements (as defined below) available for the Expansion Buildings shall be proportionately adjusted, and (d) if the Buildable Entitlements available for the Expansion Buildings are so adjusted, the rentable square footages of Building 6 and Building 7 shall be adjusted such that each equals 50% of the available Buildable Entitlements.
As used in this Lease, “Expansion Requirements” shall mean that all of the following requirements are satisfied: (i) Tenant is not in material Default under any provision of the Lease; (ii) Tenant has a credit rating of “BBB-” or better from Standard & Poor’s Corporation, or “Baa3” or better from Moody’s Investors Service, Inc. (or in each case any successor thereof), or, in the event that Tenant does not have a credit rating at that time, Tenant has a net worth (as determined in accordance with GAAP) that is not less than the Minimum Net Worth Amount; and (iii) Illumina, Inc., a Delaware corporation, or any entity leasing or subleasing the Premises pursuant to a Permitted Assignment, is the tenant occupying and operating out of at least 70% of the Premises under this Lease.
Subject to the terms and conditions of this Section 39, if Tenant elects to exercise an Expansion Right with respect to Building 6 only or both of the Expansion Buildings, Tenant shall, on or before the Expansion Right Expiration Date, deliver written notice to Landlord of its election to exercise such Expansion Right (each, an “Expansion Notice”), which Expansion Notice shall identify the Expansion Building(s) with respect to which Tenant is exercising its Expansion Right (“Identified Expansion Building”) along with a deposit in the amount of $100,000 multiplied by the number of Identified Expansion Buildings identified in the Expansion Notice for use by Landlord for the initial costs actually incurred by Landlord in connection with the initial design and pricing (collectively, Initial Costs”) for each Identified Expansion Building (“Expansion Deposit”). Landlord agrees to contribute up to $100,000 for the Initial Costs associated with each Identified Expansion Building following the exhaustion of Tenant’s applicable Expansion Deposit for such Identified Expansion Building (evidence of which exhaustion/contribution shall be provided to Tenant upon Tenant's written request from time to time in the form of a detailed line item statement).
Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Landlord shall have no obligation to commence the design and/or construction of any Expansion Building prior to Tenant delivering an Expansion Notice and an Expansion Deposit with respect to such Expansion Building to Landlord, (ii) in no event shall Tenant have the right to exercise an Expansion Right with respect to Building 7 if Tenant has not previously or concurrently therewith exercised an Expansion Right with respect to Building 6 and Landlord shall have the right, in Landlord’s sole and absolute discretion, to elect not to construct Building 7 for Tenant if Tenant elects as provided for in this Lease to rescind its Expansion Notice with respect to Building 6, (iii) in no event shall Tenant have the right under any circumstances to exercise an Expansion Right with respect to less than all of the rentable square footage of either Expansion Building, (iv) the Project Site Plan including, without limitation, the number of floors, rentable square footages, configuration and locations of the Expansion Buildings within the Project are not guaranteed and are subject to change by Landlord in the exercise of Landlord’s reasonable discretion; provided, however, that so long as all of Tenant’s Expansion Rights remain in full force and effect under this Section 39, any such changes made by Landlord shall not materially and adversely impact: (A) the use of Building 6 and/or Building 7 for the Permitted Use, (B) Tenant’s ability to access the Premises, (C) Tenant’s parking rights under Section 10, or (D) the total square footage available to Tenant for expansion of the Premises pursuant to this Section 39(a), and (v) Landlord’s obligation to develop each Expansion Building on receipt of the applicable Expansion Notice is expressly conditioned upon and subject to, and with Landlord having no liability for the failure of any of such conditions (except as otherwise expressly provided herein), Landlord’s ability to obtain, on terms and conditions reasonably acceptable to Landlord, all governmental approvals necessary to permit the design and construction of the applicable Expansion Building, the reasonable availability of materials and labor and all other conditions outside of Landlord’s reasonable control. If Tenant exercises its Expansion Rights hereunder with respect to either Expansion Building and does not exercise any of its rescission rights under Section 39(c) with respect thereto, Landlord agrees to use reasonable and diligent efforts to pursue and obtain as contemplated under this Lease and the applicable work letter the necessary governmental approvals to permit the design and construction of the applicable Expansion Building.
(b)    Extension of Expansion Right Expiration Date. Tenant shall have the right to extend the Expansion Right Expiration Date by delivering written notice (“Election Notice”) of such election to Landlord no later than June 30, 2014, in which case, commencing on January 1, 2015 (“Land Rent Commencement Date”), and continuing thereafter on the first day of each month until the Outside Expansion Right Expiration Date (as defined below), Tenant shall be required to pay rent to Landlord (“Land Rent”) in an amount which results in Landlord receiving in equal monthly installments a 7.5% per annum return on the amount of the then Buildable Entitlements at the Project multiplied by $50 for each square foot of such Buildable Entitlements. The Land Rent shall be increased on every other anniversary of the Land Rent Commencement Date by the Bi-Annual Rent Adjustment Percentage. For example, if Tenant elects to extend the Expansion Right Expiration Date as provided for in this Section 39(b) and Tenant has not commenced paying Base Rent on any Expansion Building, the Land Rent due on January 1, 2015, shall be $84,252.50 per month ((calculated as follows: 269,608 X $50.00 per square foot X 7.5%) divided by 12). Notwithstanding anything to the contrary contained herein, if, commencing on January 1, 2015 and continuing for each month of the Term, Tenant pays the Land Rent due under this Lease and Tenant timely exercises any express right which Tenant has under Section 39(e)(E) to terminate this Lease with respect to the Expansion Building then being constructed, Landlord shall refund to Tenant the allocable portion of the Land Rent paid by Tenant with respect to such Expansion Building between the date that Tenant exercised the Expansion Right for such Expansion Building and the date Tenant elects to terminate the Lease pursuant to Section 39(e)(E) with respect to such Expansion Building. In no event, however, shall Tenant be entitled to any refund of any Land Rent if Tenant’s termination right under Section 39(e)(E) is caused in whole or in part by any revocation of any entitlements existing as of the date hereof. If Landlord receives written notice from any Governmental Authority revoking any entitlements existing as of the date hereof, Landlord shall provide Tenant with a copy of such notice and the Land Rent shall be adjusted accordingly on a going forward basis.
If Tenant does not provide Landlord with an Election Notice by June 30, 2014, then Landlord shall provide Tenant with a written notice stating in bold and all caps 12 point font that Tenant’s failure to respond in writing to Landlord within 10 business days after Tenant’s receipt of Landlord’s notice and affirmatively electing in such response to extend the Expansion Right Expiration Date shall be deemed Tenant’s election to waive Tenant’s right to extend the Expansion Right Expiration Date. If in Tenant’s response notice, Tenant elects to extend the Expansion Right Expiration Date, Tenant shall be required to commence paying Land Rent as provided for in this Lease commencing on January 1, 2015.
As used in this Lease, (i) “Outside Expansion Right Expiration Date” shall mean the earlier of (a) the date which is 6 months after the date Tenant provides Landlord with written notice of its election to terminate all of its unexercised Expansion Rights under this Section 39, and (b) October 31, 2031; and (ii) “Buildable Entitlements” shall mean all 269,608 rentable square feet of space contemplated for the Expansion Buildings minus the rentable square footage of the Expansion Building(s) for which Tenant is paying Base Rent.
For the avoidance of doubt, (x) following the Expansion Right Expiration Date or, if applicable the Outside Expansion Right Expiration Date, or (y) if Tenant is not paying the Land Rent which Tenant is required to pay to Landlord under this Lease, Landlord shall have the right to develop any new building(s) at the Project and lease all or any portion of such new building(s) to any third party(ies) (except as provided in Sections 39(f) and 44(r)) upon any terms and conditions acceptable to Landlord.
(c)    Rescission Rights.
(i)    Initial Rescission Right. Following receipt of each Expansion Notice, Landlord shall deliver to Tenant a detailed written line item estimate on the part of Landlord of the Project Costs (as defined below) for the Identified Expansion Building (“Initial Project Cost Estimate”) along with a corresponding estimate of the initial monthly Base Rent which would be due for the applicable Identified Expansion Building (“Initial Base Rent Estimate”). Tenant shall have the right (“Initial Rescission Right”) to rescind the applicable Expansion Notice by delivery to Landlord of a written rescission notice (“Initial Rescission Notice”) on or before the date that is 15 business days after Landlord’s delivery to Tenant of the Initial Project Cost Estimate and Initial Base Rent Estimate for the Identified Expansion Building if (and only if) the Initial Base Rent Estimate for the Identified Expansion Building for the first year of the Base Term for such Identified Expansion Building exceeds $3.00 per rentable square foot per month (“Cap Amount”). The Cap Amount provided for in the preceding sentence applies if the first year of the Base Term for the Identified Expansion Building is reasonably estimated by Landlord to commence within 24 months after the Initial Commencement Date, and the Cap Amount shall thereafter be increased by the Bi-Annual Rent Adjustment Percentage on every other anniversary of the Initial Commencement Date. The Initial Rescission Right shall only apply, depending on when the Base Term for the Identified Expansion Building is reasonably estimated by Landlord to commence, if the Initial Base Rent Estimate exceeds the Cap Amount (as adjusted). If Tenant fails to timely deliver the Initial Rescission Notice to Landlord, Tenant shall be deemed to have waived its Initial Rescission Right. If Tenant delivers the Initial Rescission Notice to Landlord pursuant to this paragraph (and Tenant does not continue to pay Land Rent as provided for in this Lease), Tenant’s Expansion Right with respect to the Identified Expansion Building shall terminate and be of no further force or effect, in which case Tenant shall have no further rights under Section 39 with respect to such Identified Expansion Building, and Landlord shall have the right to develop any new building(s) at the Project and lease all or any portion of such new building(s) to any third party(ies) (except as provided in Sections 39(f) and 44(r)) upon any terms and conditions acceptable to Landlord unless Tenant continues to pay the Land Rent as provided for in Section 39(b) in which case Landlord shall not have the right to develop any new building(s) until the Outside Expansion Right Expiration Date.
(ii)    Final Rescission Right. Following Tenant’s waiver of its Initial Rescission Right and the development by Landlord of preliminary plans for such Identified Expansion Building, Landlord shall prepare a RFP for 3 general contractors reasonably acceptable to Landlord and Tenant who will each be requested to respond with their fee and general conditions based on the Expansion Building Preliminary Plans. Landlord and Tenant shall use reasonable efforts to agree upon one of the bids (“Contractor’s Initial Bid”) for the purposes of developing a revised estimate of the Project Costs. Based on the Contractor’s Initial Bid, Landlord shall deliver to Tenant a revised written estimate on the part of Landlord of the Project Costs for the Identified Expansion Building (“Revised Project Cost Estimate”). Tenant shall have a final right (“Final Rescission Right”) to rescind the applicable Expansion Notice by delivery to Landlord of a written rescission notice (“Final Rescission Notice”) on or before (i) the date that is 15 business days after Landlord’s delivery to Tenant of the Revised Project Cost Estimate for the Identified Expansion Building if (and only if) the Revised Project Cost Estimate exceeds the Initial Project Cost Estimate by more than 20%, or (ii) the date that is 5 business days after Landlord selection of such Contractor’s Initial Bid for the purposes of developing the Revised Project Cost Estimate if Tenant was unwilling to agree to use the Contractor’s Initial Bid selected by Landlord for the purposes of developing a revised estimate of the Project Costs. If Tenant fails to timely deliver the Final Rescission Notice to Landlord, Tenant shall be deemed to have waived its Final Rescission Right. If Tenant delivers the Final Rescission Notice to Landlord pursuant to this paragraph (and Tenant does not continue to pay Land Rent as provided for in this Lease), Tenant’s Expansion Right with respect to the Identified Expansion Building shall terminate and be of no further force or effect, in which case Tenant shall have no further rights under Section 39 with respect to such Identified Expansion Building, and Landlord shall have the right to develop any new building(s) at the Project and lease all or any portion of such new building(s) to any third party(ies) (except as provided in Sections 39(f) and 44(r)) upon any terms and conditions acceptable to Landlord unless Tenant continues to pay the Land Rent as provided for in Section 39(b) in which case Landlord shall not have the right to develop any new building(s) until the Outside Expansion Right Expiration Date.
(iii)    Effect of Multiple Rescissions. Notwithstanding anything to the contrary contained in this Lease, if Tenant’s exercises a second Initial Rescission Right and/or a second Final Rescission Right under this Lease, Tenant shall be solely responsible (without any contribution from Landlord) for all Initial Costs and other related costs incurred by Landlord in connection with all future exercises by Tenant of any of its Expansion Rights.
(iv)    Acknowledgement. If Tenant elects to exercise either its Initial Rescission Right or its Final Rescission Right with respect to any Identified Expansion Building, Landlord shall return to Tenant any unused portion, if any, of the Expansion Deposit delivered by Tenant to Landlord with respect to such Identified Expansion Building. Tenant acknowledges and agrees that the Initial Project Cost Estimates and the Revised Project Cost Estimate provided by Landlord and the Contractor’s Initial Bid delivered pursuant to the provisions of Section 39(c)(i) and (ii) are merely estimates and are not a guaranty of actual Project Costs and/or the amount of Base Rent which will be payable for any Identified Expansion Building and Landlord shall have no liability to Tenant in connection therewith nor shall Tenant have any additional rescission rights beyond those expressly provided for in Section 39(c)(i) and (ii).
(d)    Lease Terms for Expansion Building(s). Tenant acknowledges and agrees that if Tenant leases any Expansion Building(s) pursuant to this Section 39, all of the terms and conditions of this Lease shall apply to the leasing of such Expansion Building, except that: (i) the definitions on page 1 of this Lease shall be amended as necessary to document and reflect the addition of the applicable Expansion Building to the Project; (ii) Tenant shall be required to pay annual Base Rent in equal monthly installments for the first 12 months following the Expansion Building Rent Commencement Date (as defined below) for the applicable Expansion Building at a rate which provides Landlord with an annual return on all Project Costs for such Expansion Building which is the greater of (A) 300 basis points above the 10-year U.S. Treasury yield as of the date that Landlord receives the applicable Expansion Notice, and (B) 8.5%, and such return shall be subject to increases as provided for in Section 4 hereof by the Bi-Annual Rent Adjustment Percentage on every other anniversary of the applicable Expansion Building Rent Commencement Date; (iii) the Base Term of the Lease with respect to the applicable Expansion Building shall expire on the same day as the Base Term with respect to the original Premises; provided, however, that each time Tenant exercises its Expansion Right with respect to any Expansion Building during the last 120 months of the Base Term, the Base Term for the entire Premises shall be extended each time to the date that is 120 months after the Expansion Building Rent Commencement Date for the applicable Expansion Building; (iv) Landlord shall be responsible for the construction of tenant improvements in each Expansion Building desired by Tenant which improvements shall be of a fixed and permanent nature approved by Landlord (“Expansion Building Tenant Improvements”) and shall be required to satisfy the requirements set forth on Exhibit K, and the parties shall enter into a work letter for the Expansion Building and Expansion Building Tenant Improvements reasonably acceptable to both parties and based substantially on the form of work letter attached hereto as Exhibit J (each, an “Expansion Building Work Letter”) with Tenant receiving a tenant improvement allowance from Landlord in the amount of $60 per rentable square foot of the applicable Expansion Building ($7.50 per rentable square foot of which may be used for Tenant’s cabling and Tenant’s furniture, fixtures and equipment within the applicable Expansion Building) which shall be disbursed as provided for in the applicable Expansion Building Work Letter; and (v) the “Expansion Building Rent Commencement Date” shall be the date that is 60 days after the Substantial Completion of the Building Shell and the Substantial TI Completion of the Expansion Building Tenant Improvements (all as defined in the Expansion Building Work Letter), and Tenant shall commence paying Base Rent and Operating Expenses for the Expansion Building on such date.
As used in this Lease, “Project Costs” shall mean the sum of all of the actual, documented costs incurred by Landlord through Project Close-Out in connection with the acquisition, design and construction of the applicable Expansion Building, the Parking Structure and all related improvements including, without limitation: (i) the value of the land on which the applicable Expansion Building is being constructed (which for purposes hereof the parties agree is equal to $50.00 per rentable square foot of the applicable Expansion Building as of the Initial Commencement Date and such amount is subject to increases of 6% on every other anniversary of the Initial Commencement Date; (ii) architectural, engineering, construction and development cost and fees; (iii) other soft and legal costs; (iv) a development fee to Landlord equal to 3% of the hard Project Costs; (v) Landlord’s carry costs related to the applicable Expansion Building from the initiation of construction of such Expansion Building until the applicable Expansion Building Rent Commencement Date; (vi) the $60 per rentable square foot tenant improvement allowance granted by Landlord for the applicable Expansion Building Tenant Improvements plus Landlord’s carry costs related to the applicable Expansion Building Tenant Improvements from the initiation of construction of the applicable Expansion Building Tenant Improvements until the applicable Expansion Building Rent Commencement Date; (vii) infrastructure costs, assessments, impact fees, site preparation costs, testing, labor and materials to construct the applicable Expansion Building and the Parking Structure and related infrastructure and improvements, permit fees, costs associated with obtaining the PID Permit amendment and necessary entitlement or re-entitlements, if necessary, and any other governmental fees, sales taxes and fees payable to contractors, project landscaping, water, gas and electrical fees and related miscellaneous costs, and builder’s risk insurance and other insurance related costs, (viii) leasing commissions, if any, payable to a broker solely in its capacity as the broker representing Tenant in connection with the applicable Expansion Right and, unless Tenant has notified Landlord in writing otherwise, such broker shall be Cushman & Wakefield of San Diego, Inc., but only if Steve Rosetta is the broker at Cushman & Wakefield of San Diego, Inc., representing Tenant in connection with the applicable Expansion Right and further provided however, that Landlord and tenant’s broker (whether Cushman & Wakefield of San Diego, Inc., or any other brokerage company) shall have entered into a commission agreement with respect to such commission which agreement is in form and content acceptable to Landlord and such broker, each in their respective sole and absolute discretion, (ix) Landlord’s carry costs related to the Parking Structure from the initiation of construction of such Parking Structure until the Project Close-Out; (x) Landlord’s contribution towards the Initial Costs for such Expansion Building, and (xi) Landlord’s reasonable financing costs (or reasonable imputed market rate financing costs) with respect to all of the foregoing. Landlord shall not incur any Project Costs not contemplated by this Lease and/or any applicable work letter without Tenant’s prior written approval. Tenant shall have the right to audit Project Costs within 180 days after the Project Close-Out and if Tenant discovers errors and Landlord and Tenant are unable to resolve such dispute within 30 days after the expiration of such 180 day period, it shall be resolved by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association.
As used herein, “Parking Structure” shall mean, all as elected by Landlord in it sole discretion, one or more parking structures each of which may be constructed in one or more phases with the same or different numbers of tiers in each phase; provided, however that the first parking structure shall be constructed in generally the location depicted on the Project Site Plan. Landlord shall not however require the construction in connection with any Expansion Building of more parking spaces than is required under applicable Legal Requirements to satisfy the PID Permit for the then Premises and the additional rentable square footage of such Expansion Building. Each Parking Structure shall generally comply with the requirements set forth on Exhibit O attached hereto. Landlord shall use reasonable efforts to notify Tenant of its elections with respect to the applicable Parking Structure(s) within a reasonable time after Tenant exercises its Expansion Right for an Expansion Building. If Landlord elects to construct any Parking Structure(s) in phases, all of the Project Costs incurred in connection with each such phase of the applicable Parking Structure(s) shall be attributable to the applicable Expansion Building being constructed by Landlord. For example, if Landlord elects in connection with Tenant’s exercise of the Expansion Right for Building 6 to construct a Parking Structure with only 2 tiers, all of the Project Costs in connection with such Parking Structure shall be included in the definition of Project Costs for Building 6 and used to calculate Base Rent for Building 6, and, if Tenant thereafter elects to exercise its Expansion Right for Building 7, and Landlord elects to construct additional tiers and/or a new Parking Structure at that time, all of the Project Costs in connection with such additional tiers and/or new Parking Structure shall be included in the definition of Project Costs for Building 7 and used to calculate Base Rent for Building 7. Notwithstanding anything to the contrary contained herein, if Tenant properly exercises its rescission rights as provided for in this Lease, any elections made by Landlord pursuant to this paragraph shall not be binding on Landlord if Landlord so elects and Landlord shall be free to make new elections if Tenant thereafter exercises any of its Expansion Rights.
As used in this Lease, “Project Close-Out” shall mean the first date following the final completion of the applicable Expansion Building by Landlord that (i) all contractors, subcontractors, suppliers, architects and others who supplied labor or materials have been paid in full and all liens are released; (ii) the architect or general contractor for the applicable Expansion Building have issued any certificate(s) of completion as may be required by Landlord; (iii) all punch list items have been completed; and (iv) the contractors and architect have provided all close out documentation required by Landlord; provided, however, that in no event shall such date be deemed to occur until the applicable Expansion Building Rent Commencement Date.
(e)    Construction of Expansion Buildings. In addition to the foregoing, the following provisions shall apply with respect to the design and construction of each Expansion Building:
(A)    Building Shell. Notwithstanding anything to the contrary contained in this Section 39, Landlord’s construction obligation with respect to the each Expansion Building shall be limited to an obligation to construct, subject to the other provisions of this Section 39, and to deliver to Tenant the Expansion Building upon Substantial Completion of the Building Shell and upon Substantial TI Completion of the Expansion Building Tenant Improvements. As used in this Lease, “Building Shell” shall mean a warm shell containing the warm shell requirements set forth in the Expansion Building Requirements attached hereto as Exhibit I. As used in this Lease, “Building Shell/TI Delivery Date” shall mean the date that Tenant is notified in writing that the Building Shell has been Substantially Completed.
(B)    Architects and Contractors. After the selection of the general contractor as provided for in the Expansion Building Work Letter, Landlord shall enter into a guaranteed maximum price contract with the selected general contractor.
(C)    Plans. Tenant acknowledges that certain plans and other information that may be made available to Tenant pursuant to the provisions of this Section 39 and any Expansion Building Work Letter constitute information that Landlord considers confidential and, upon request from Landlord, Tenant and Landlord shall execute a confidentiality and non-disclosure agreement reasonably acceptable to each party with respect to such confidential information.
(D)    Budget. The cost information related to the design and construction of each Expansion Building shall be shared with Tenant on a so called “open book basis”. Tenant shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any material changes to the final budget prior to Landlord entering into the guaranteed maximum price contract with the general contractor for the Building Shell. Notwithstanding anything to the contrary contained herein or in the Expansion Building Work Letter, Landlord shall have the right to include a contingency of up to 10% in the budget and in the guaranteed maximum price contract with the general contractor. In addition, the budget for each Expansion Building shall also include a payment for the development fee provided for as part of the Project Costs. Landlord shall not be entitled to any reimbursement of any fees, overhead, travel, salaries or costs of Landlord’s personnel in connection with the construction of the Expansion Building unless they are defined as direct Project Cost.
(E)    Schedule. Landlord’s proposed construction schedule shall be included as part of the Expansion Building Work Letter. Landlord shall use reasonable efforts to cause the Building Shell to be Substantially Completed within 24 months after the building permit for the shell and core construction of the applicable Shell Building has been issued by the applicable Governmental Authority). If the Building Shell/TI Delivery Date has not occurred within such 24 month period, Tenant shall have no right to terminate this Lease with respect to the Expansion Building nor shall Landlord have any liability to Tenant for any loss or damage resulting therefrom except that Tenant shall be entitled to occupy such Expansion Building following the Expansion Building Rent Commencement Date without the obligation to pay Base Rent 1 day for each day following the expiration of such 24 month period until the Building Shell/TI Delivery Date. If the Building Shell/TI Delivery Date has not occurred within 30 months after the building permit for the shell and core construction of the applicable Shell Building has been issued by the applicable Governmental Authority, Tenant shall have the right to elect to either (i) continue to receive the Base Rent abatement provided for in the preceding sentence, or (ii) terminate this Lease only with respect to the applicable Expansion Building by written notice to Landlord, in which case, except as provided for in the last sentence of the first paragraph of Section 39(b), Landlord shall not have any further duties or obligations to Tenant under this Lease with respect to the applicable Expansion Building and Tenant shall have no further expansion rights with respect to such Expansion Building and Landlord shall be free to lease it to any third party(ies) on any terms and conditions acceptable to Landlord. If Tenant does not elect to terminate this Lease with respect to the applicable Expansion Building pursuant to subsection (ii) of the immediately preceding sentence within 10 business days after the expiration of such 30 month period, such right to terminate this Lease with respect to applicable Expansion Building shall be waived, this Lease with respect to the applicable Expansion Building shall remain in full force and effect, and Tenant shall be deemed to have elected to proceed under subsection (i) above. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that any Tenant Delays (as defined in Expansion Building Work Letter) and/or delays caused by Force Majeure shall extend the dates set forth in this paragraph for Landlord’s performance of its obligations on a day for day basis; provided, however, that in no event may any delays caused by Force Majeure extend the dates set forth in this paragraph for Landlord’s performance of its obligations by more than 90 days in the aggregate except in the case of any matter covered by the provisions of Sections 18 and 19 hereof.
(F)    Acknowledgment. Upon the request of either Landlord or Tenant, the parties shall execute and deliver a written factually correct acknowledgement of the Building Shell/TI Delivery Date, the Expansion Building Rent Commencement Date, the Base Rent for the Expansion Building and the expiration date of the Base Term as and when such are established in the form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, the failure by either party to execute and deliver such acknowledgment shall not affect the other party’s rights hereunder.
(f)    Right to Further Expand at the Project. During the Term, Tenant shall have the right (the “SGS Expansion Right”) to elect to lease any Available Second Generation Space upon the terms and conditions set forth in this Section 39(f). As used herein, “Available Second Generation Space” shall mean any space previously leased by Landlord to any third party in any new building(s) constructed by Landlord at the Project after the date hereof and not leased by Tenant. If there is any Available Second Generation Space available for lease or becoming available for lease to a third party (other than the tenant then leasing such space (whether or not such tenant has the right to renew) and/or any other party to whom Landlord has granted a right to lease such Available Second Generation Space), Landlord shall, at such time as Landlord shall elect, deliver to Tenant written notice (the “Offer Notice”) of such Available Second Generation Space, together with the terms and conditions on which Landlord is prepared to lease to Tenant such Available Second Generation Space. Tenant shall be entitled to exercise its right under this Section 39(f) only with respect to the entire Available Second Generation Space identified in the Offer Notice.
    If the applicable Available Second Generation Space being described in the applicable Offer Notice is 1 floor or less of any applicable building, Landlord may not require a base term for such space in the Offer Notice which is more than 10 years. If the applicable Available Second Generation Space being described in the applicable Offer Notice is more than 1 floor in any applicable building, there shall be no cap on the length of the base term which Landlord may require for such space in the Offer Notice. If Tenant delivers an Acceptance Notice but in good faith believes that the Base Rent and escalations being required by Landlord is above the market rate for such Available Second Generation Space, the Base Rent for such Available Second Generation Space shall be determined in the same manner as the Market Rate (as defined in Section 40) is determined pursuant to Section 40 but on an expedited basis to be agreed upon by Landlord and Tenant at the time Tenant delivers an Acceptance Notice but in all events the determination of the Base Rent for such Available Second Generation Space must be finalized, if at all, within 30 days after Tenant delivers the applicable Acceptance Notice.
    Tenant shall have 10 business days following delivery of the Offer Notice to deliver to Landlord written notification (“Acceptance Notice”) if Tenant elects to lease the Available Second Generation Expansion Space described in the Offer Notice. Tenant’s failure to deliver an Acceptance Notice to Landlord within the required 10 business day period shall be deemed to be an election by Tenant not to exercise Tenant’s right to lease the Available Second Generation Space pursuant to this Section 39(f), in which case Tenant shall be deemed to have waived its rights under this Section 39(f) with respect to such Available Second Generation Space, the provisions of this Section 39(f) shall no longer apply to such Available Second Generation Space and Landlord shall have the right to lease such Available Second Generation Space to any party or parties and on any terms and conditions acceptable to Landlord in its sole and absolute discretion.
Notwithstanding anything to the contrary contained herein, if Tenant delivers an Acceptance Notice to Landlord for any Available Second Generation Space and within 30 days thereafter no lease amendment or lease agreement for the applicable Available Second Generation Space has been entered into by the parties on such terms and conditions as may be acceptable to each party in its sole and absolute discretion after negotiating in good faith, Tenant shall be deemed to have waived its right to lease the applicable Available Second Generation Space and Landlord shall be free to lease the same to any third party and on any terms and conditions acceptable to Landlord in its sole and absolute discretion.
Notwithstanding anything to the contrary contained herein, Tenant’s SGS Expansion Right shall, at Landlord’s option, not be in effect during any period where Tenant is in material Default under this Lease.
(g)    Tenant Default. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to suspend performance of all or any of Landlord’s obligations under this Section 39 during any period that Tenant is in material Default under this Lease and such period of suspension shall constitute a delay caused by Tenant; provided that Landlord has notified Tenant in writing of Landlord’s intention to suspend performance due to such Default.
(h)    Amended Lease. Landlord and Tenant shall enter into a lease amendment or lease agreement acceptable to both Landlord and Tenant for each Expansion Building setting forth the lease the rental of such Expansion Building consistent with those set forth in this Section 39.
(i)    Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the Base Term of the lease of the applicable Expansion Building, there is any material Default by Tenant under the Lease.
(j)    Rights Personal. The Expansion Rights and the SGS Expansion Right are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease optional provision, except that they may be assigned in connection with any Permitted Assignment of this Lease.
(k)    No Extensions. The period of time within which any Expansion Right or SGS Expansion Right, as applicable, may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right or SGS Expansion Right, as applicable.
(l)    Additional Entitlements. Tenant acknowledges and agrees that (i) Landlord may be able to obtain additional entitlements for approximately 190,000 additional rentable square feet at the Project (“Additional Entitlements”), (ii) if Landlord obtains any or all such Additional Entitlements, the Project Site Plan may be revised by Landlord to include such additional square footage, (iii) in no event is Landlord obligated to seek or obtain such Additional Entitlements, and (iv) if Landlord obtains any or all such Additional Entitlements, Tenant’s Expansion Right shall, at Landlord’s option, include such additional square footage subject to all of the other provisions of this Section 39; provided, however, that Tenant shall not be required to pay Land Rent in connection with such Additional Entitlements. In no event shall any portion of the square footage comprising the Additional Entitlements be added to Building 6 or Building 7 so long as Tenant continues to have the Expansion Rights under this Lease and Tenant is paying the Land Rent.
40.    Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:
(a)    Extension Rights. Tenant shall have 4 consecutive rights (each, an “Extension Right”) to extend the term of this Lease with respect to all or any of the Buildings (provided that Tenant must exercise its Extension Right with respect to the entire rentable square footage of any Building being leased to Tenant with respect which Tenant is exercising its Extension Right) for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent, the Building 4 Work Letter, the Building 1 and 2 Work Letter, the Building 5 Work Letter, any Expansion Building Work Letter and Section 39 hereof) by giving Landlord written notice of its election to exercise each Extension Right (which notice shall identify the Building(s) with respect to which Tenant elects to exercise its Extension Right) at least 12 months prior, and no earlier than 24 months prior, to the expiration of the Base Term of the Lease or the expiration of any prior Extension Term. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall only have the right to extend the term of this Lease with respect to Building 5 and the Sports Courts if Tenant is also extending the term of the Lease with respect to Building 1, Building 2, Building 3, Building 4 and any Expansion Buildings then being leased by Tenant. If Tenant extends the term of this Lease for any Extension Term with respect to some but not all of the Buildings then being leased by Tenant at the Project, Tenant shall not have the right to extend the term of the Lease with respect to Building 5 or the Sports Courts, Building 5 shall no longer be included as part of the Premises and Tenant shall no longer have the right to use Building 5 or the Sports Courts.
    Upon the commencement of any Extension Term, (i) Base Rent for Building 1, Building 2, Building 3, Building 4 and any applicable Expansion Buildings shall be payable at the Market Rate (as defined below), and (ii) Base Rent for Building 5 shall be equal to the amount of Base Rent payable for Building 5 immediately prior to such commencement of the Extension Term. Base Rent for Building 1, Building 2, Building 3, Building 4 and Building 5 shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined (or as part of the determination of Market Rate as provided in Section 40(b) below). As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings), nonrenewal, non-expansion and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Alterations and other improvements other than the Excluded Improvements (as defined below)) and floor height in Class A office and laboratory buildings, as applicable, in the University Towne Center area of San Diego for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, percentage of laboratory and office space, parking costs, leasing commissions, allowances or concessions, if any. If the allowances, free rent and/or other economic concessions granted pursuant to this Section 40 differ from those granted in the comparable transactions, an adjustment to the applicable Market Rate shall be made on a basis consistent with the adjustments commonly made in the market for comparable differences in concession packages. As used herein, “Excluded Improvements” shall mean those fixed and permanent improvements to the Premises which Tenant can prove to Landlord’s reasonable satisfaction were installed and paid for by Tenant during the 120 months immediately prior to the then applicable expiration date of the Base Term and which Landlord could require under this Lease to remain in the Premises upon expiration of the Base Term of this Lease.
If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease or any prior Extension Term, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations for the applicable Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise an Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for such Extension Term.
(b)    Arbitration.
(i)    Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal and such failure continues for more than 5 business days after receipt of a written notice from the other party requesting such party’s Extension Proposal, then the requesting party’s submitted proposal shall determine the Base Rent for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator and such failure continues for more than 5 business days after receipt of a written notice from the other party requesting such party’s Arbitrator selection, then the requesting party’s submitted Arbitrator shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.
(ii)    The authority of the Arbitrator(s) shall be limited strictly to a selection of either Landlord’s Extension Proposal in its entirety or Tenant’s Extension Proposal in its entirety as the Extension Proposal which most closely approximates the Market Rate and escalations. The Arbitrator(s) shall have no authority to create an independent structure of Market Rate and escalations, combine elements of both Extension Proposals to create a third, or compromise or alter in any way any of the components of the Extension Proposals submitted by the parties. The sole decision to be made shall be which of the parties’ Extension Proposals in its entirety shall determine the Market Rate and escalations for the Extension Term.
(iii)    The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator or majority of the 3 Arbitrators shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term increased by the Bi-Annual Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.
(iv)    An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of institutional quality Class A office and life sciences space in San Diego, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of institutional quality Class A office and life sciences space in San Diego, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.
(c)    Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.
(d)    Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights during any period of time that Tenant is in material Default under any provision of this Lease.
(e)    No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.
(f)    Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, Tenant is in material Default under this Lease.
41.    Right of First Refusal to Purchase. Tenant shall also have the right to purchase the Buildings or the Project upon the following terms and conditions:
(a)RFR Right. If Landlord intends to accept a bona fide offer (the “Pending Deal”) to sell the Project, or any portion thereof, to any third party (other than to an affiliate of Landlord or a Holder (or its successors or assigns) or in connection with a sale of the Project as part of a portfolio transaction), Landlord shall, so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “Pending Deal Notice”) of the material terms of such Pending Deal including, without limitation, the purchase price and any earnest money deposits required to be delivered (collectively, the “Material Terms”). Within 10 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall have the right to elect (“RFR Purchase Option”) to purchase the Project or the portion thereof identified in the Pending Deal Notice (as applicable, the “Identified Property”), subject to the terms set forth in the Pending Deal Notice by delivering to Landlord written notice (the “Pending Deal Acceptance”) of Tenant’s election to purchase the Identified Property. Nothing contained in this Section 41 shall excuse Tenant from any of its obligations under this Lease prior to the date that the Identified Property is conveyed to Tenant or from any obligation that survives the expiration or earlier termination of this Lease with respect to the Identified Property. For purposes of this Section 41, the definition of a “portfolio transaction” shall include a transaction which includes the Project and at least 2 other properties owned by Landlord or any entities affiliated with Landlord.
Tenant’s failure to deliver a Pending Deal Acceptance as required pursuant to the preceding paragraph to Landlord within the required 10 business day period shall be deemed to be an election by Tenant not to exercise Tenant’s right to purchase the Identified Property in which case, subject to the next sentence, Landlord shall have the right to sell the Identified Property to any third party on any terms and conditions acceptable to Landlord and Tenant shall be deemed to have irrevocably and forever waived its right pursuant to this Section 41 to purchase the Identified Property. Notwithstanding anything to the contrary contained herein, Tenant’s RFR Purchase Option shall be restored if (i) Landlord fails to sell the Identified Property to a third party within 12 months after Landlord’s delivery of the Pending Deal Notice to Tenant (“Free Period”), or (ii) at any time within such Free Period, Landlord intends to accept a purchase price for the Identified Property which is less than 95% of the purchase price set forth in the original Pending Deal Notice (“Reduced Purchase Price”); provided, however, that Tenant shall have the right to deliver a Pending Deal Acceptance to Landlord exercising its right to purchase the Identified Property for the Reduced Purchase Price and such other terms set forth in a revised Pending Deal Notice for a period of 10 business days after Landlord’s delivery to Tenant of a revised Pending Deal Notice reflecting the Reduced Purchase Price. Tenant’s failure to deliver a Pending Deal Acceptance in connection with such revised Pending Deal Notice within such 10 business day period shall be deemed to be an election by Tenant not to purchase the Identified Property in which case, Tenant shall be deemed to have irrevocably and forever waived its right pursuant to this Section 41 to purchase the Identified Property unless Landlord does not sell the Identified Property during the remaining portion of the Free Period or in the event that the Reduced Purchase Price is further reduced as provided for in clause (ii) above during such Free Period in which case Tenant’s rights under this Section 41 shall be restored.
(b)     Purchase and Sale Agreement. If after the expiration of a period of 15 days from the date Tenant delivers the Pending Deal Acceptance, Landlord and Tenant have not, after negotiating in good faith, entered into (A) a purchase and sale agreement for the purchase and sale of the Identified Property which agreement shall among other things: (i) contain the Material Terms, and (ii) contain commercially reasonable terms consistent with comparable transactions for properties being sold on an “as is” basis in the Southern California area (the “RFR Purchase Agreement”), and (B) if the Identified Property is less than all of the Premises, an amendment to this Lease, acceptable to both parties, in their respective sole and absolute discretion, documenting the termination of this Lease with respect to the Identified Property effective on the closing of the transaction contemplated by the RFR Purchase Agreement and documenting other related changes to this Lease necessitated thereby, Tenant shall be deemed to have irrevocably and forever waived its rights under this Section 41 to purchase the Identified Property, in which case (x) Tenant shall have no further rights under this Section 41, (y) Tenant’s rights under this Section 41 shall not be restored, and (z) Landlord shall have the right to sell the Identified Property to any third party on any terms and conditions acceptable to Landlord.
(c)    Rights Personal. The RFR Purchase Option is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.
(d)     Termination. The RFR Purchase Option shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the RFR Purchase Option, if, after such exercise, but prior to the Closing Date, (i) Tenant is in material Default under this Lease, or (ii) Tenant defaults under the RFR Purchase Agreement.
(e)    Exceptions. Notwithstanding anything set forth above to the contrary, the RFR Purchase Option shall, at Landlord’s option, not be in effect and Tenant may not exercise the RFR Purchase Option during any period of time that Tenant is in material Default under any provision of this Lease.
(f)    No Extensions. The period of time within which the RFR Purchase Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the RFR Purchase Option.
42.    Early Termination Right. Tenant shall have the one time right to terminate this Lease with respect to the entire Premises only ("Termination Right") effective as of the last day of the 180th month of the original Base Term (“Termination Date”); provided, however that Tenant delivers to Landlord (i) a written notice ("Termination Notice") of its election to exercise its Termination Right on or before the expiration of the 168th month of the original Base Term, and (ii) concurrent with Tenant’s delivery to Landlord of the Termination Notice, (x) an amount equal to 6 months of Rent at the amount payable by Tenant as of the date that Tenant delivers the Termination Notice to Landlord, and (y) an amount equal to, as calculated by Landlord and provided to Tenant within 10 business days after Tenant delivers a written request therefor to Landlord, (1) all of the unamortized tenant improvement allowances provided to Tenant in connection with the Building 1 and 2 Tenant Improvements, the Building 4 Tenant Improvements, the Building 5 Improvements and any Expansion Building Tenant Improvements, (2) all of the unamortized third party leasing commissions paid by Landlord in connection with Tenant’s lease of the Premises, and (3) all of the unamortized Rent Abatement provided to Tenant under this Lease all of which shall be amortized on a straight line basis over the originally scheduled Base Term (collectively, the "Early Termination Payment"). If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the entire Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease within 30 days before the Termination Date and Tenant shall have no further obligations under this Lease with respect to the Premises except for those accruing prior to the Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease with respect to the Premises. If Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time period provided for in this paragraph, Tenant shall be deemed to have waived its Termination Right. Notwithstanding the foregoing, the Termination Right shall be null and void and of no further force or effect if Tenant exercises any of its Expansion Rights pursuant to Section 39 after the date that is 60 months after the Initial Commencement Date and such Expansion Right is not rescinded by Tenant as specifically permitted pursuant to terms of this Lease. Upon Tenant's request from time to time, Landlord shall provide Tenant with Landlord's estimate of the Early Termination Payment amount.
43.    Redevelopment of Project. Except as otherwise provided for in this Lease, Tenant acknowledges that Landlord, in its reasonable discretion, may from time to time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation:  (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions or location of the Premises. In no event shall the redevelopment contemplated pursuant to this Section 43 materially and adversely affect, other than on a temporary basis while work may be ongoing, Tenant’s beneficial use and occupancy of the Premises and access to parking at the Project. Notwithstanding the foregoing, Landlord shall meet with Tenant to discuss and make Tenant aware of any significant redevelopment of the Project prior to Landlord commencing construction of the same. Any new buildings constructed by Landlord at the Project pursuant to this Section 43 shall be comparable in quality to the existing Buildings at the Project.
44.    Miscellaneous.
(a)    Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.
(b)    Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.
(c)    Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, and (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term. Notwithstanding anything above to the contrary, so long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 44(c) shall not apply.
(d)    Recordation. This Lease shall not be filed by or on behalf of Tenant in any public record. Upon Tenant’s request and at Tenant’s sole cost and expense, Landlord shall prepare and file after execution by Landlord and Tenant a memorandum of this Lease in substantially the form attached hereto as Exhibit L. Tenant shall, within 15 business days after request from Landlord, record a termination of the memorandum on the expiration or earlier termination of this Lease.
(e)    Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
(f)    Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties.
(g)    Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.
(h)    Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.
(i)    Time. Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.
(j)    OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
(k)    Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.
(l)    Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.
(m)    No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.
(n)    Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.
(o)    Roof Equipment. Subject to the provisions of this Lease, Tenant may, at its sole cost, install, maintain, and from time to time replace a telecommunications dish antenna or other related equipment on the roofs of the Buildings (collectively, “Roof Equipment”) in locations selected by Tenant and reasonably acceptable to Landlord for Tenant’s own communication purposely use only; provided, however, that (i) Tenant shall obtain Landlord’s prior written approval with respect to the installation of such Roof Equipment which approval shall not be unreasonably withheld, conditioned or delayed and shall include consideration all relevant factors including, without limitation, the proposed size, weight and location of the Roof Equipment and method for fastening the same to the roof, (ii) Tenant shall, at its sole cost, comply with any reasonable requirements imposed by Landlord and all Legal Requirements and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) Tenant shall be responsible for paying for any structural upgrades that may be required by Landlord in connection with the Roof Equipment, and (iv) Tenant shall remove, at its expense, at the expiration or earlier termination of this Lease, any Roof Equipment which Landlord requires to be removed. Landlord shall have the right to supervise any roof penetration. Tenant may not access the roof without a representative of Landlord (who shall be reasonably available) being present. Tenant shall repair any damage to the Buildings caused by Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment. Tenant shall remove any Roof Equipment at its cost upon expiration or termination of the Lease. Tenant shall install, use, maintain and repair the Roof Equipment, and use the access areas, so as not to damage or interfere with the operation of the Buildings. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including reasonable attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment.
Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that, Landlord shall have the right, at no cost whatsoever to Tenant during the Term, to install, maintain, repair and remove solar rooftop photo voltaic systems (“Solar Roof Systems”) on the roofs of one or more of the Buildings at any time during the Term, in locations acceptable to Landlord, in its reasonable discretion. Landlord and Tenant shall cooperate to minimize any potential adverse impact that such Solar Roof Systems may have on Tenant’s rights under this Lease (including, but not limited to, Tenant’s use of the Premises).
(p)    LEED Certification. Tenant agrees to cooperate with Landlord (with the reasonable costs being passed through as part of Operating Expenses if applicable to any of the existing buildings at the Project or as part of the Project Costs if applicable to any Expansion Building(s)) and to comply with measures implemented by Landlord with respect to any of the Buildings and/or the Project in connection with Landlord’s efforts to obtain a Leadership in Energy and Environmental Design (LEED) certificate for any or all of the Buildings and/or the Project, including any measures implemented by Landlord in connection with any Solar Roof Systems installed by Landlord.
(q)    Building 3. Tenant acknowledges and agrees that certain Building Systems serving the Buildings are located within Building 3 and that Tenant shall have no right to enter Building 3 during the Term except during any periods where Tenant is responsible for the maintenance of the entire Project pursuant to the provisions of the second paragraph of Section 13. If any space at the Project is leased to any third party(ies) whose premises are served by any of the Building Systems located within Building 3, both the Base Rent payable by Tenant with respect to Building 3 as well as Tenant’s Share of Operating Expenses payable with respect to Building 3 shall be proportionately adjusted by Landlord.
(r)    Project Restriction. Landlord shall not enter into a lease agreement for any space in the Project (and all leases entered into by Landlord after the date hereof for the occupancy of space at the Project during the Term shall recite the leasing restrictions contained in this Section 44(r)) or sell any portion of the Project to Life Technologies Corporation or any successor corporation to Life Tech Corporation (“Life Tech”), or lease any space in the Project (other than space on the roofs of the Buildings) for other than the Permitted Use (“Alternate User”); provided, however, that nothing contained in this sentence shall in any way limit or preclude (i) any tenant that Landlord may lease space to at the Project from being acquired, directly or indirectly, by Life Tech, (ii) any tenant that Landlord may lease space to at the Project from assigning its lease or subleasing its premises to Life Tech, and (iii) Landlord from consenting to any transaction described in clauses (i) or (ii). The provisions of this paragraph shall only apply as long as Illumina, Inc., or its transferee under a Permitted Assignment is the tenant occupying no less than 75% of the Premises under this Lease and shall not apply to any other assignee or sublessee. In no event shall Landlord lease any space in the Project to a tenant for medical office or hospital purposes or any uses other than Class A office or research and development laboratory without Tenant’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed.
(s)    Equipment Financing. Subject to the provisions of this Section 44(s), during the Term, Landlord waives any statutory landlord’s lien and any attachment for Rent on Tenant’s Property and on any Alteration of Tenant that is not required to be surrendered to Landlord at the expiration or sooner termination of the Term of this Lease (collectively, “Personalty”) that Landlord may have or may hereafter acquire. Landlord acknowledges and agrees that Tenant’s Personalty may be leased from an equipment lessor or encumbered by Tenant’s lender (collectively, “Equipment Lessor”) and that Tenant may execute and enter into an equipment lease or security agreement with respect to such Personalty (“Equipment Lease”). If and to the extent required by any Equipment Lease or Equipment Lessor, Landlord shall execute and deliver to the Equipment Lessor a written consent, waiver and/or acknowledgment which is in form and content reasonably acceptable to Landlord (“Lien Waiver”) in which Landlord (i) acknowledges and agrees that, during the Term, the Personalty which is the subject of the Equipment Lease and described with specificity on an exhibit to the Lien Waiver constitutes the personal property of Tenant (unless contrary to the provisions of this Lease), and shall not be considered to be part of the Premises, regardless of whether or by what means they become attached thereto, (ii) agrees that, during the Term, it shall not claim any interest in such Personalty, and (iii) agrees that Equipment Lessor may enter the Premises for the purpose of removing such Personalty, but only if, in such consent such Equipment Lessor agrees to repair any damage resulting from such removal and to indemnify and hold harmless Landlord from and against any claim or other loss that results from such entry and, agrees, within 3 business days after the expiration or termination of the Term to pay all Rent that would accrue under the Lease if it had not terminated or expired for the period from the expiration or termination of such Lease until 5 business days after such Equipment Lessor relinquishes its right rights to enter into the Premises; provided, further, such Equipment Lessor’s right to enter the Premises shall in any event expire 30 days after the expiration or termination of the Lease in which case the Equipment Lessor and Tenant shall agree that the Personalty shall be deemed abandoned. Such Lien Waiver documents also may contain such other reasonable and customary provisions that are reasonably acceptable to Landlord. Landlord shall be entitled to be paid as administrative rent a fee of $1,500 per occurrence for its time and effort in preparing and negotiating each Lien Waiver.
(t)    When Payment Is Due. Whenever in this Lease a non-scheduled payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words "immediately," "promptly" and/or "on demand," or the equivalent, are used to specify when such payment is due, then such payment shall be due 30 days after the party which is entitled to such payment sends written notice to the other party demanding payment.
(u)    Property Manager. If Landlord has assumed maintenance of the Project pursuant to the second paragraph of Section 13, Landlord shall provide a commercially reasonable system pursuant to which Tenant, in the event of any emergency, may promptly contact the Project manager and Project engineer or their equivalent 24 hours per day, 7 days per week (whether or not within business hours).
(v)    Fiber Optic. Subject to the terms of this Lease, and subject to Tenant obtaining Landlord’s consent, which shall not be unreasonably withheld or delayed, Tenant shall have the right, at Tenant’s sole cost and expense, to bring to the Buildings comprising the Premises such fiber optic cabling as Tenant shall desire for Tenant’s business operations at the Premises. Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in connection with Tenant’s securing access to the fiber optic cabling of Tenant’s choice.
(w)    Internet Service. Tenant shall have the right to contract with any internet service provider desired by Tenant, at Tenant’s sole cost and expense.
(x)    Confidentiality. Landlord and Tenant acknowledge and agree that the terms and conditions of that certain Confidentiality Agreement dated October 7, 2010, between Tenant and Landlord’s affiliate, Alexandria Real Estate Equities, Inc., shall have no further force or effect following the execution and delivery of this Lease by both parties.
(y)    Sports Courts. Landlord shall, at Tenant’s cost and expense, construct those certain sports courts described on Exhibit Q (the “Sports Courts”), in the location within the Project shown on the Site Plan. The Sports Courts shall be constructed pursuant to a plan and budget mutually agreed upon by Landlord and Tenant and Landlord shall cause the Sports Courts to be constructed and completed following the mutual agreement by Landlord and Tenant of such plan and budget. Landlord shall use reasonable efforts to deliver the Sports Courts to Tenant substantially completed on or before March 31, 2012 (as extended by delays caused by Force Majeure and delays caused by Tenant, “Target Sports Courts Commencement Date”). Landlord shall commence and complete the Sports Courts in a diligent manner. If Landlord fails to timely deliver the Sports Courts, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable. The date that Landlord delivers the Sports Courts to Tenant substantially completed shall be the “Sports Courts Commencement Date”. Subject to the terms of Section 40, Tenant shall have the exclusive right to use the Sports Courts and the Sports Courts shall not become part of the Common Areas of the Project for so long as Tenant continues to lease Building 5 as part of the Premises. Tenant shall have no right to use the Sports Courts at any time that Tenant is not leasing Building 5.
Landlord shall have no obligation to bear any portion of the Sports Courts Project Costs. After the end of each calendar month beginning with the month in which Sports Courts Project Costs are first incurred after execution of this Lease by both parties, Landlord shall determine the Sports Courts Project Costs incurred for the prior calendar month (and if applicable, for the period prior to Lease execution) (collectively, the “Total Monthly Sports Courts Project Costs"). Landlord shall submit to Tenant monthly during the construction of the Sports Courts a report (each, a "Sports Courts Reimbursement Notice") setting forth in reasonable detail: (i) a computation of the Sports Courts Project Costs incurred during the prior calendar month; and (ii) the then-current cumulative Sports Courts Project Costs. Sports Courts Reimbursement Notices may be sent at the beginning of a calendar month for the prior calendar month. Upon final completion of Sports Courts, Landlord shall prepare a final Reimbursement Notice consisting of a reconciliation of the total Sports Courts Project Costs. Tenant shall pay to Landlord the Total Monthly Sports Courts Project Costs as set forth in each Reimbursement Notice within 30 days of receipt of each Reimbursement Notice. Such payment by Tenant shall be a condition precedent to Landlord's obligation to complete the Sports Courts. If Tenant fails to pay the Total Monthly Sports Courts Project Costs as set forth in any Reimbursement Notice within such 30-day period, Landlord shall have all of the rights and remedies set forth in this Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate after the expiration of 5 business days following the date when due and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under this Lease.
As used in this Lease, “Sports Courts Project Costs” shall mean the sum of all of the actual, documented costs incurred by Landlord through the Sports Courts Close-Out in connection with the acquisition, design and construction of the Sports Courts and all related improvements including, without limitation: (i) architectural, engineering, construction and development cost and fees; (ii) other soft and legal costs; (iii) a development fee to Landlord equal to 3% of the hard Sports Courts Project Costs; (iv) Landlord’s carry costs related to the Sports Courts from the initiation of construction of the Sports Courts until the Sports Courts Commencement Date; (v) infrastructure costs, assessments, impact fees, site preparation costs, testing, labor and materials to construct the Sports Courts and related infrastructure and improvements, permit fees, costs associated with obtaining the PID Permit amendment and necessary entitlement or re-entitlements, if necessary, and any other governmental fees, sales taxes and fees payable to contractors, project landscaping, water, gas and electrical fees and related miscellaneous costs, and builder’s risk insurance and other insurance related costs, (vi) Landlord’s contribution towards the Initial Costs for the Sports Courts, and (viii) Landlord’s reasonable financing costs (or reasonable imputed market rate financing costs) with respect to all of the foregoing. Landlord shall not incur any Sports Courts Project Costs not contemplated by this Lease without Tenant’s prior written approval. Tenant shall have the right to audit Sports Courts Project Costs within 180 days after the Sports Courts Close-Out and if Tenant discovers errors and Landlord and Tenant are unable to resolve such dispute within 30 days after the expiration of such 180 day period, it shall be resolved by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association. Notwithstanding anything to the contrary contained herein, Tenant shall provide, at Tenant’s sole cost, all moveable site furnishings required in connection with the Sports Courts.
As used in this Lease, “Sports Courts Close-Out” shall mean the first date following the final completion of the Sports Courts by Landlord that (i) all contractors, subcontractors, suppliers, architects and others who supplied labor or materials have been paid in full and all liens are released; (ii) the architect or general contractor for Sports Courts have issued any certificate(s) of completion as may be required by Landlord; (iii) all punch list items have been completed; and (iv) the contractors and architect have provided all close out documentation required by Landlord.
Notwithstanding anything to the contrary contained herein, Tenant acknowledges that Landlord reserves the right to reasonably modify, among other things, the site plan, size, configuration and location within the Project of the Sports Courts; provided, however, that such modifications do not materially increase Tenant’s obligations under this Lease.
(z)    Project Address. If at any time during the Term, (i) any portion of the Project is leased to a tenant other than Tenant, (ii) Tenant changes its name, or (iii) Tenant’s name or identity changes as a result of a Permitted Assignment under Section 22 , Landlord shall have the right, in Landlord’s sole and absolute discretion, to change the street name of the Project from Illumina Way to any other name desired by Landlord.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
TENANT:
ILLUMINA, INC.,
a Delaware corporation

By:
Its:

LANDLORD:
ARE-SD REGION NO. 32, LLC,
a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership,
    managing member

By:    ARE-QRS CORP.,
        a Maryland corporation,
general partner

By:
Its: